Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

DATED AS OF

August 20, 2014

BETWEEN

AMERICAN GREETINGS CORPORATION,

as Seller,

ROCK-TENN COMPANY,

as Purchaser,

AND

A.G. INDUSTRIES, INC.,

as the Company

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

List of Exhibits & Sections of Disclosure Memorandum*

Exhibit A	Net Working Capital
Exhibit B	Supply Agreement
Exhibit C	Transition Services Agreement

Schedule I	Process

Section 1.1(a)	Company Transaction Expenses
Section 1.1(b)	Knowledge — Company and Seller
Section 1.1(c)	Permitted Liens
Section 3.1	Jurisdictions
Section 3.2	Non-Contravention
Section 3.3	Consents
Section 3.4(a)	Capitalization
Section 3.4(c)	Agreements Binding Company Stock
Section 3.5(b)	Exceptions to Financial Statements
Section 3.5(d)	Sufficiency of Internal Controls
Section 3.6(a)	Material Adverse Effect
Section 3.6(b)	Absence of Material Changes
Section 3.7	Compliance with Laws
Section 3.8	Litigation
Section 3.9(a)	Tax Returns
Section 3.9(b)	Taxes
Section 3.9(k)	Foreign Tax Jurisdictions
Section 3.9(l)	Current Tax Jurisdictions
Section 3.10(a)	Environmental Matters
Section 3.10(b)	Environmental Permits
Section 3.10(c)	Prior Company Real Property
Section 3.10(d)	Hazardous Materials — Locations
Section 3.10(e)	Storage Tanks/Retention Ponds
Section 3.10(h)	Required Expenditures
Section 3.11	Employee Matters
Section 3.12(a)	Employee Benefit Plans
Section 3.12(c)	Multiemployer and Title IV Plans
Section 3.12(d)	Former Employees
Section 3.12(e)	Compliance with ERISA
Section 3.12(j)	Payments to Employees
Section 3.13(a)(i)-(iv), (b)	Intellectual Property Rights
Section 3.14	Material Contracts
Section 3.15	Insurance
Section 3.16(a)	Owned Real Property
Section 3.16(b)	Leased Real Property
Section 3.16(e)	Condition of Real Property
Section 3.17	Transactions with Affiliates
Section 3.21(a)	Top Customers
Section 3.21(b)	Top Suppliers

-v-

Section 3.22	Bank Accounts
Section 3.24	Rebates
Section 3.26(b)	Undisclosed Liabilities
Section 3.27	Products Liability
Section 4.1	Ownership
Section 4.4	Brokerage
Section 6.4(g)	Retained Assets
Section 6.15(a)	Title Insurance Proforma
Section 6.16(c)	Information to be Furnished by Seller
Section 7.2(c)	Consents for Closing
Section 7.2(g)	Required Executive Employment Agreements

*Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934. American Greetings Corporation agrees to furnish a supplemental copy of any omitted schedules to the SEC upon request.

-vi-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is entered into as of August 20, 2014 by and among (i) American Greetings Corporation, an Ohio corporation (“Seller”), (ii) Rock-Tenn Company, a Georgia corporation (“Purchaser”), and (iii) A.G. Industries, Inc., d/b/a AGI In-Store, a North Carolina corporation (the “Company”).

A. Seller owns two hundred fifty (250) shares of common stock (the “Stock”) of the Company with its principal offices at 376 Pine Street, Forest City, North Carolina, which represents all of the outstanding capital stock of the Company;

B. The Company is engaged in the business of creating, designing, and manufacturing displays and fixtures for consumer packaged goods companies and retailers (the “Business”); and

C. Pursuant to this Agreement, Seller will sell and Purchaser will purchase all of the outstanding capital stock of the Company for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I — CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.2(b)(iii).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest in (a) the acquisition (including by way of merger, consolidation or other business combination) or recapitalization of the Company, (b) the purchase or sale of the capital stock or other equity or debt securities in the Company, (c) the acquisition of 5% or more of the assets of the Company or (d) a similar transaction or business combination involving the Company.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including those brought, conducted or heard by or before, or otherwise including, any Governmental Authority.

“Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price minus (y) the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Supply Agreement and the Transition Services Agreement.

“Applicable Rate” means the rate of interest from time to time announced publicly by Wells Fargo Bank, N.A. as its prime rate.

“Balance Sheet” has the meaning set forth in Section 3.5(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Business” has the meaning set forth in the preamble to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Ohio and Georgia are open for the general transaction of business.

“Cap” has the meaning set forth in Section 9.5(d)(iii).

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company as of immediately prior to the Effective Time.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws” set forth in this Section 1.1.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Accounts Receivable” has the meaning set forth in Section 6.22(a).

“Closing Date Cash and Cash Equivalents” has the meaning set forth in Section 2.2(b)(i).

“Closing Date Calculations” has the meaning set forth in Section 2.2(b)(i).

“Closing Date Consents” has the meaning set forth in Section 7.2(c).

“Closing Date Purchase Price Calculation” has the meaning set forth in Section 2.2(b)(i).

“Closing Date Statement of Net Working Capital” has the meaning set forth in Section 2.2(b)(i).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Accounting Policies” means the accounting methods, practices, principles and policies and estimation methodologies followed by the Company in the preparation of the Financial Statements, all of which accounting methods, practices, principles and policies and estimation methodologies are consistent with GAAP.

“Company Employees” has the meaning set forth in Section 6.7(a).

“Company Intellectual Property Rights” means all Intellectual Property Rights licensed to the Company by Seller or owned by the Company.

“Company Transaction Expenses” means (without duplication), to the extent not paid before the Closing, the collective amount (a) payable by the Company to outside legal counsel, accountants, advisors, brokers, investment bankers, and other third parties, and all other out-of-pocket costs and expenses incurred by the Company (or by Seller, to the extent such costs and expenses are deemed a liability of the Company) in connection with the sale of the Company, (b) all cash bonuses, retention bonuses, change of control payments, severance and other forms of compensation and similar payments payable by the Company at, prior to, in connection with or following the Closing, including the employer portion of any payroll, social security, unemployment or similar Taxes incurred by the Company in connection therewith, to any employees, agents or consultants that are payable as a result of the consummation of the transactions contemplated hereby, (c) to the extent not included in the calculation of the Net Working Capital, any amounts payable by the Company to Seller or any of its Affiliates, (d) the portion of the Taxes payable by Seller pursuant to Section 6.9, and (e) payable pursuant to the Contracts set forth on Section 1.1(a) of the Disclosure Memorandum.

“Confidentiality Agreement” means the confidentiality agreement, dated February 17, 2014, by and between Seller and Rock-Tenn Company.

“Confidential Information” means confidential or proprietary information regarding Seller, the Company or its Affiliates that is not already generally available to the public, and which shall include, (a) information regarding operations, assets, liabilities or financial condition, (b) information regarding bidding, quotations, price, sales, merchandising, marketing and promotions (including marketing strategies and concepts), advertising campaigns, capital expenditures, costs, joint ventures, business alliances, products, services or purchasing, (c) customer lists, databases and other information related to current or prospective customers, including information regarding their identities, contact persons and purchasing patterns, (d) information regarding current or prospective vendors, suppliers, distributors or other business partners, (e) forecasts, projections, budgets and business plans, (f) information regarding the creation and formulation of any service or product, whether now in existence or under development, (g) information regarding employees and personnel files, and (h) technical information, models, know-how, protocols, discoveries, techniques, processes, business methods, trade secrets and proprietary information. Notwithstanding the foregoing, Confidential Information shall be treated as such under this Agreement unless and until it becomes generally known to the public through no act or fault of the Company or any of its employees on or after the Closing.

“Contracts” means all oral or written agreements, leases, commitments, instruments, guarantees, bids, orders and proposals.

“Data Room” means that RR Donnelly Venue virtual data room with respect to “Project Carolina” maintained by the Financial Advisor.

“Deductible” has the meaning set forth in Section 9.5(d)(ii).

“Direct Claim” has the meaning set forth in Section 9.3(c).

“Disclosure Memorandum” means the disclosure memorandum delivered concurrent herewith, as modified or amended by any Disclosure Memorandum Supplement in accordance with Section 6.11 of this Agreement.

“Disclosure Memorandum Supplement” has the meaning set forth in Section 6.11.

“Effective Time” has the meaning set forth in Section 2.3.

“Eligible Company Employees” has the meaning set forth in Section 6.7(e).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit, bonus, equity, phantom equity, incentive or deferred compensation, severance or change-in-control plan, program, practice or arrangement (whether or not in writing) maintained, sponsored or contributed to or required to be contributed to by the Company, Seller, or any other ERISA Affiliate, or with respect to which the Company, Seller or any other ERISA Affiliate could have any Liability whatsoever, for the benefit of current or former employees, leased employees, independent contractors or directors and their beneficiaries.

“Employment Agreements” has the meaning set forth in Section 7.2(g).

“Enforceability Exceptions” means validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors’ rights generally.

“Enterprise Value” means Seventy Million Dollars ($70,000,000).

“Environment” means soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, natural resources, flora and fauna, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Claim” means any formal civil, criminal or administrative action, suit, hearing, lien, demand, claim, investigation, notice of liability or potential liability, notice of violation, injunctive relief, request for information, complaint, lawsuit or other legal proceeding by any Person alleging, or any obligation involving, liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from ownership, lease, operation or use of the business or assets of the Company or relating to any real property currently or formerly owned, leased, operated or used by the Company, including the presence, Release of, or exposure to, any Hazardous Materials; or any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, any published guidance by any Governmental Authority and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation of, response to, or investigation of actual or suspected, Hazardous Materials or property damage, natural resources damage or personal injury caused by any Hazardous Material. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state or local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any directive, notice of violation, information request, infraction, notice, warning notice or a communication respecting any Environmental Claim, any Hazardous Material compliance or non-compliance with, or liability or potential liability under, or compliance or non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, issued, granted, given, or made pursuant to Environmental Law by a Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by Seller and reasonably acceptable to Purchaser. In connection with determining the Estimated Purchase Price, Seller shall estimate in good faith (a) the amount of Cash and Cash Equivalents, (b) the amount of the Net Working Capital Adjustment, (c) the amount of the Company Transaction Expenses due and payable by the Company on the Closing Date or billed and unpaid on or prior to the Closing Date, and (d) the amount of Funded Indebtedness of the Company, all of which estimated amounts shall be reasonably acceptable to Purchaser.

“Executives” has the meaning set forth in Section 7.2(g).

“Existing Survey” means that certain ALTA Land Title Survey of the Owned Real Property, dated June 13, 2014, last revised August 18, 2014, from Bock and Clark.

“Final Statement of Purchase Price” has the meaning set forth in Section 2.2(b)(iii).

“Financial Advisor” means KeyBanc Capital Markets.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fundamental Representations” means the representations and warranties in Section 3.1(a) (Organization, Good Standing, Qualification and Power), Section 3.4 (Capitalization; Subsidiary), Section 3.18 (Brokers), Section 3.9 (Taxes), Section 3.19 (Assets) (to the extent they relate solely as to matters of title), Section 4.1 (Ownership), Section 4.2 (Authority) and Section 4.4 (Brokerage).

“Funded Indebtedness” means, as of any time, without duplication, the aggregate amount (including the current portions thereof) of: (a) any principal, interest, fees, expenses, prepayment penalties or fees associated with the repayment of such indebtedness and other amounts in respect of (i) borrowed money incurred by the Company; and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments which the Company is obligated to pay; (b) any obligation of the Company under leases required to be capitalized in accordance with GAAP; (c) any obligation of the Company for reimbursement of any obligation under any letters of credit, banker’s acceptance or similar credit transaction, in each case only to the extent drawn or funded; (d) obligations of the Company under any interest rate, currency or other hedging agreements; (e) accrued interest, prepayment premiums or penalties related to any of the obligations referred to in the proceeding clauses (b) through (d); (f) any obligations of the type referred to in clauses (a) through (e) immediately above of any other Persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise (except for any guarantee or obligation of the Company that will be released on or prior to the Closing Date); and (g) declared, but unpaid, dividends or distributions of the Company. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any obligations under operating leases or any amounts included as Company Transaction Expenses.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would be its certificate of incorporation and by-laws or other related or similar documents, the “Governing Documents” of a limited partnership would be its certificate of formation and its limited partnership agreement or other related or similar documents and the “Governing Documents” of a limited liability company would be its certificate of organization and its operating agreement or other related or similar documents, in each case, together with all amendments, modifications, attachments, schedules, and exhibits thereto.

“Governmental Authority” means any federal, state, provincial, local, commonwealth, territory, possession, county, municipality or other governmental department, in each case whether of the United States or of any foreign nation, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any “hazardous substance” as that term is defined under CERCLA and its implementing regulations, 42 U.S.C. § 9601 et seq.; any “hazardous material,” as that term is defined under the Occupational Safety and Health Act of 1970, as amended, and its implementing regulations, 29 U.S.C. § 651, et seq.; any “hazardous waste” as that term is defined under the Resource Conservation and Recovery Act, as amended, and its implementing regulations (“RCRA”), 42 U.S.C. § 9601, et seq.; any “solid waste” as that term is defined under RCRA and its implementing regulations; any “toxic substance” as that term is defined under the Toxic Substances Control Act of 1976, as amended, and its implementing regulations, 15 U.S.C. § 2601 et seq.; any “pollutant” as that term is defined under the Clean Water Act, as amended, and its implementing regulations, 33 U.S.C. § 1362 et seq.; and any other chemical, substance or material, whether solid, liquid, or gas, subject to regulation under Law because of its effect on worker safety, human health or the Environment, including oil, petroleum products, radon, radioactive materials or wastes, asbestos in any form, asbestos-containing materials, lead or lead-containing materials, hazardous wastes, hazardous waste constituents, urea formaldehyde insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Insurance Advisors” has the meaning set forth in Section 6.14.

“Insurance Policies” has the meaning set forth in Section 6.14.

“Intellectual Property Rights” means (a) all inventions, improvements and discoveries (regardless of whether patentable), all patents, patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations of patents and patent applications, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, packaging design, slogans, Internet domain names, IP addresses, UPC codes, and corporate names, and all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing, (c) all copyrights to works of authorship and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including research and development, know-how, processes, methods, techniques, customer and supplier lists, technical data, designs, charts, plans, diagrams, drawings, specifications, and business and marketing plans, studies and proposals that are of a proprietary or confidential nature), and (e) other forms of intellectual property recognized under Laws.

“Knowledge” when used with respect to the Company or Seller means the actual knowledge of the Persons listed on Schedule 1.1(b) of the Disclosure Memorandum, after due inquiry of the Company or Seller personnel reasonably expected to be aware of such matters (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Law” means any statute, law, ordinance, code, rule, regulation, order, constitution, treaty, common law, judgment, decree, Permit or other requirement of a Governmental Authority.

“Lease” has the meaning set forth in Section 3.16(b).

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Lessors” has the meaning set forth in Section 3.16(b).

“Liabilities” has the meaning set forth in Section 3.26(b).

“Licensed Intellectual Property” means licenses, sublicenses or other agreements (whether royalty-bearing or non-royalty bearing) under which the Company is granted rights by Persons other than Seller in any Intellectual Property Rights, other than licenses for “mass-marketed Software.” For purposes of this Agreement, “mass-marketed Software” means computer Software that is (or at the time of acquisition by or licensing to the Company was) widely available, ready-to-use Software distributed primarily via re-sellers and electronic downloads, and not subject to a separately hand-signed purchase, license or development agreement. For the avoidance of doubt, Licensed Intellectual Property shall not include any Company Intellectual Property Rights.

“License Grants” means licenses, sublicenses or other agreements (whether royalty-bearing or non-royalty bearing) under which the Company has granted rights to others in any Company Intellectual Property Rights.

“Lien” means any mortgage, deed of trust, conditional sale or other title retention, pledge, security interest, encumbrance, lien or charge of any kind. For the avoidance of doubt, “Lien” shall not include any license of Intellectual Property Rights.

“Loss” has the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that would be materially adverse to the financial condition, business, assets or liabilities (including contingent liabilities) or results of operations of the Company, taken as a whole or the ability of the Company or Seller to consummate timely the transactions contemplated hereby; provided, however, that any adverse event, occurrence, fact, condition or change arising from or related to any of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to such entity: (a) general business or economic conditions, including such conditions related to the Business of the Company, (b) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, (c) acts of terrorism, acts of God, or the escalation of hostilities other than those causing material damage to the assets or operations of the Company, (d) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) changes in GAAP, provided they do not disproportionately affect the Company relative to others in the industry in which the Company operates, (f) changes in any Laws or other binding directives issued by any Governmental Authority, provided they do not disproportionately affect the Company relative to others in the industry in which the Company operates, (g) any action taken by a party hereto in accordance with this Agreement, (h) the public announcement of the transactions contemplated by this Agreement, or (i) any existing event, occurrence, or circumstance with respect to which Purchaser has actual knowledge as of the date of this Agreement, but excluding any change therein arising after the date hereof.

“Material Contracts” has the meaning set forth in Section 3.14.

“Mini Deductible” has the meaning set forth in Section 9.5(d)(i).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA or Section 4001(a)(3).

“Net Working Capital” means the net book value of those current assets of the Company as of immediately prior to the Effective Time that are included in the line item categories of current assets specifically identified on Exhibit A (but in all events excluding (a) any deferred Tax asset, however determined, established to reflect the differences between book and Tax income, and (b) all Cash and Cash Equivalents), less the net book value of those current liabilities and such other liabilities of the Company as of immediately prior to the Effective Time that are included in the line item categories of current liabilities and such other liabilities specifically identified on Exhibit A (but in all events excluding (x) any liability for income Taxes to be reported and paid by Seller by reason of the Company being included with Seller as a group filing on a consolidated, combined or unitary basis or pursuant to Sections 6.10(a)(ii) or (iii), (y) any deferred Tax liability, however determined, established to reflect the differences between book and Tax income, and (z) the Company Transaction Expenses), in each case, without duplication, and based on the Company’s books and records and as determined in accordance with the principles and methodologies set forth on Exhibit A, which also sets forth an example of the Net Working Capital based on the amounts determined as of June 30, 2014 using the principles and methodologies to be used in calculating the Net Working Capital hereunder.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital as of immediately prior to the Closing exceeds the Net Working Capital Target, (ii) the amount by which Net Working Capital as of immediately prior to the Closing is less than the Net Working Capital Target, or (iii) zero, if Net Working Capital as of immediately prior to the

Closing is equal to the Net Working Capital Target; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“Net Working Capital Target” means $21,000,000.

“New Plans” has the meaning set forth in Section 6.7(c).

“Ordinary Course of Business” means the ordinary course of the business of the Company as currently conducted, consistent with past custom and practice of the Company.

“Owned Real Property” has the meaning set forth in Section 3.16(a).

“Payment Instructions Letter” has the meaning set forth in Section 2.2(a)(i).

“Pay-Off Letters” has the meaning set forth in Section 2.2(a)(i).

“Permit” means any permit, registration, license, approval, certificate, qualification, consent or authorization issued by a Governmental Authority.

“Permitted Exceptions” means (a) mechanics, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not delinquent or which are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and, if required, pursuant to appropriate legal proceedings, (c) encumbrances, restrictions, easements, conditions, right of way and matters of record reflected on the Title Insurance Proforma from First American Title Insurance Company for the Owned Real Property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of the Owned Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Owned Real Property which are not violated by the current use or occupancy of such Owned Real Property or the operations of the Company in the Ordinary Course of Business, (e) matters that affect title to real property disclosed on the Existing Survey, and (f) Liens described on Section 1.1(c) of the Disclosure Memorandum.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, estate, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Pre-Closing Insured Event” has the meaning set forth in Section 6.14.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.10(b)(iii).

“Pricing Exhibit” has the meaning set forth in Section 6.23.

“Process” has the meaning set forth in Section 6.23.

“Purchase Price” means (a) the Enterprise Value, plus (b) the Net Working Capital Adjustment (which may be a negative number), plus (c) the amount of Cash and Cash

Equivalents, minus (d) the amount of Company Transaction Expenses set forth in the Payment Instructions Letter, minus (e) the amount of the Funded Indebtedness of the Company immediately prior to the Effective Time as set forth in the Payoff Letters.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.2(b)(iii).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnitee” has the meaning set forth in Section 9.2(a).

“Real Property” has the meaning set forth in Section 3.16(c).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Responsible Party” has the meaning set forth in Section 9.3(a).

“Review Sampling” has the meaning set forth in Section 6.23.

“Savings Plan” has the meaning set forth in Section 6.7(e).

“Savings Plan Contribution” has the meaning set forth in Section 6.7(e).

“Section 338(h)(10) Allocation Statement” has the meaning set forth in Section 6.10(c)(iii).

“Section 338(h)(10) Amount” has the meaning set forth in Section 6.10(c)(i).

“Section 338(h)(10) Computation” has the meaning set forth in Section 6.10(c)(ii).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.10(c)(i)

“Section 338(h)(10) Forms” has the meaning set forth in Section 6.10(c)(i).

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnitee” has the meaning set forth in Section 9.2(b).

“Seller Post-Closing Compensation Payments” has the meaning set forth in Section 6.7(i).

“Seller’s Incentive Compensation Arrangements” has the meaning set forth in Section 6.7(i).

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Stock” has the meaning set forth in the preamble of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or the Subsidiary of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or the Subsidiary of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Supply Agreement” means the Master Supply Agreement, between Seller and the Company (or such other Affiliate of Purchaser as Purchaser may designate), the form of which is attached hereto as Exhibit B, together with the completed schedules and exhibits thereto, which, if not included in Exhibit B, shall be reasonably acceptable to Purchaser.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, value added, real property, personal property, social security (or similar), unemployment, payroll, disability, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any liability for the payment of Taxes of another Person as a result of being or having been a member of any group of corporations that files Tax Returns on a consolidated, combined or unitary basis for the Pre-Closing Tax Periods.

“Tax Notice” has the meaning set forth in Section 6.10(b)(v).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws or administrative requirements relating to any Tax (including any amendment thereof).

“Termination Date” has the meaning set forth in Section 8.1(b).

“Territory” means North America.

“Third-Party Claim” has the meaning set forth in Section 9.3(a).

“Title Company” has the meaning set forth in Section 6.14(a).

“Title Insurance Policy” has the meaning set forth in Section 6.15(a).

“Title Insurance Proforma” has the meaning set forth in Section 6.15(a).

“Top Customers” has the meaning set forth in Section 3.21(a).

“Top Suppliers” has the meaning set forth in Section 3.21(b).

“Transition Services Agreement” means the transition services agreement entered into between the Company and Seller the form of which is attached hereto as Exhibit C.

“WARN Act” has the meaning set forth in Section 3.11.

Section 1.2 Interpretive Provisions. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (d) masculine gender shall also include the feminine and neutral genders, and vice versa, and (e) words importing the singular shall also include the plural, and vice versa. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Memorandum and Exhibits mean the Articles and Sections of, and Disclosure Memorandum and Exhibits attached to, this Agreement, (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, all as in effect prior to or on the Closing Date. Whenever the words “delivered or made available to Purchaser” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean, unless otherwise indicated, that such documents or information were made available to Purchaser including via the Data Room prior to, and through the date of, execution of this Agreement.

ARTICLE II — PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell and deliver to Purchaser, and Purchaser will purchase from Seller, all of the Stock for the consideration set forth below.

Section 2.2 Estimation of and Adjustment to Purchase Price.

(a) Estimated Purchase Price; Payment of Company Transaction Expenses and Funded Indebtedness.

(i) No later than three (3) Business Days prior to the Closing, Seller shall deliver to Purchaser a calculation of the Estimated Purchase Price, a payment instructions letter setting forth the respective amounts, payees and wiring instructions relating to the payment of the Company Transaction Expenses due and payable by the Company on the Closing Date or billed and unpaid on or prior to the Closing Date and the Estimated Purchase Price (the “Payment Instructions Letter”) and customary pay-off letters in form and substance reasonably acceptable to Purchaser setting forth the respective amounts, payees and wiring instructions relating to the payment of the Funded Indebtedness of the Company outstanding immediately prior to the Effective Time (the “Pay-Off Letters”) from each holder of such Funded Indebtedness.

(ii) On the Closing Date, in consideration of the Stock to be purchased by Purchaser pursuant to Section 2.1 from Seller, Purchaser shall pay the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by Seller in accordance with Section 2.2(a)(i).

(iii) On the Closing Date, Purchaser, on behalf of Seller, shall pay the Company Transaction Expenses to the extent due and payable by the Company on the Closing Date or billed and unpaid on or prior to the Closing Date in the amounts and in accordance with the instructions provided in the Payment Instructions Letter.

(iv) On the Closing Date, Purchaser, on behalf of Seller or the Company, as applicable, shall pay to the holders of all Funded Indebtedness of the Company immediately prior to the Effective Time the amounts set forth in their respective Pay-Off letters, with the result that following the Closing, the Company shall have no further monetary obligations with respect to any Funded Indebtedness outstanding immediately prior to the Effective Time.

(b) Preparation of the Final Statement of Purchase Price.

(i) As soon as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall, or shall cause the Company to, prepare and deliver to Seller (A) a detailed calculation of the Net Working Capital (the “Closing Date Statement of Net Working Capital”), (B) a detailed calculation of the amount of Cash and Cash Equivalents (the “Closing Date Cash and Cash Equivalents”), and (C) a detailed calculation of the Purchase Price (the “Closing Date Purchase Price Calculation”) and, in each case, the detailed components thereof including the Funded Indebtedness of the Company immediately prior to the Effective Time and the Company Transaction Expenses to the extent due and payable by the Company on the Closing Date or billed and unpaid on or prior to the Closing Date. The Closing Date Statement of Net Working Capital, the Closing Date Cash and Cash Equivalents, and the Closing Date Purchase Price Calculation shall collectively be referred to herein from time to time as the “Closing Date Calculations.” For purposes of determining Net Working Capital as of the Closing Date, the identification and value of the Company’s inventory as of the Closing Date shall be determined based upon a physical inventory jointly conducted by Purchaser and the Company immediately prior to the Closing (with respect to the Danville Inventory (as that term is defined in the Supply Agreement)) and immediately after the Closing (with respect to the Company’s other inventory).

(ii) From and after the Closing Date and prior to the completion of the Final Statement of Purchase Price, Purchaser shall (A) make available to Seller and its accountants and any other advisors, all of the books and records of the Company and any other documents used in the preparation of, or reasonably related to, the Closing Date Calculations, and (B) preserve and not alter or destroy in any manner any of the books and records of the Company on which the calculation of the Purchase Price or any component thereof is to be based, or which may reasonably be expected to be useful or helpful to Seller or its accountants or advisors.

(iii) If Seller does not deliver written notice of dispute (a “Purchase Price Dispute Notice”), which notice shall specify the items or amounts as to which Seller disagrees and the basis of Seller’s objection thereto, to Purchaser within forty five (45) days of actually receiving the Closing Date Calculations, then Seller and Purchaser hereby agree that (A) the Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital, (B) the Closing Date Cash and Cash Equivalents shall be deemed to set forth the Cash and Cash Equivalents, and (C) the Closing Date Purchase Price Calculation shall be deemed to set forth the Purchase Price. If Seller delivers a Purchase Price Dispute Notice to Purchaser within such 45-day period, then Seller and Purchaser will use commercially reasonable efforts to resolve the dispute during the 45-day period commencing on the date Purchaser receives the Purchase Price Dispute Notice from Seller. If Seller and Purchaser do not obtain a final resolution of all disputed items within such 45-day period, then the items remaining in dispute shall be submitted immediately by Seller and Purchaser to Crowe Horwath LLP or McGladrey LLP or another nationally-recognized, independent accounting firm reasonably acceptable to Seller and Purchaser (the “Accounting Firm”). The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Purchaser, and any associated engagement fees shall be borne 50% by Seller and 50% by Purchaser. Seller and Purchaser shall use their reasonable efforts to cause the Accounting Firm to render a final determination of the applicable dispute within forty-five (45) days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In making its determination regarding such applicable dispute, the Accounting Firm shall select, with respect to each item in dispute, an amount between or equal to Purchaser’s position as set forth in the Closing Date Calculations or Seller’s position as set forth in the Purchase Price Dispute Notice. In connection with the resolution of any dispute, Seller and Purchaser shall use their reasonable efforts to ensure the Accounting Firm has timely access to all documents, records, work papers, facilities and personnel necessary to make its determination. The determination of the Accounting Firm shall be conclusive and binding upon Seller and Purchaser and not subject to appeal absent manifest error in a calculation. Purchaser will revise the Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.2(b)(iii). The “Final Statement of Purchase Price” shall mean the Closing Date Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.2(b)(iii).

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, then Purchaser will pay Seller such amount by wire transfer of immediately available funds to an account designated by Seller, within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.2(b).

(ii) If the Actual Adjustment is a negative amount, then Seller will pay to Purchaser, such amount by wire transfer of immediately available funds to an account designated by Purchaser, within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.2(b).

(iii) Any amount paid pursuant to this Section 2.2(c) will be treated as an adjustment to the Purchase Price for all purposes (including Tax purposes), unless a contrary treatment is required by applicable Law.

(iv) Any amount paid pursuant to this Section 2.2(c) will be made together with interest at the Applicable Rate as of the Closing Date, compounded daily beginning on the Closing Date and ending on the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

Section 2.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Benesch Friedlander Coplan & Aronoff LLP, 200 Public Square, Suite 2300, Cleveland, OH 44114, at 10:00 A.M. on the date that is no later than two (2) Business Days immediately following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other place or on such other date and time as Seller and Purchaser shall mutually agree. The time and date of the Closing is herein called the “Closing Date.” The transactions consummated at the Closing shall be deemed effective at 11:59 P.M. on the Closing Date (“Effective Time”).

ARTICLE III — REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization, Good Standing, Qualification and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite power and authority to own or lease its properties and assets and to carry on its Business as presently conducted. The Company has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. The Company has duly executed and delivered this Agreement. This Agreement is, and each of the Ancillary Agreements to which the Company is a party (assuming that this Agreement has been, and each of the Ancillary Agreements to which Purchaser is a party will be, duly authorized, executed and delivered by Purchaser) will be, a valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, except as the enforceability may be limited by the Enforceability Exceptions.

(b) The Company is duly qualified to transact business and is in good standing in the jurisdictions listed on Section 3.1 of the Disclosure Memorandum wherein the nature of its Business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not (and would not reasonably be expected to) have a Material Adverse Effect. The Company has previously made available to Purchaser copies of the Governing Documents of the Company, as currently in effect.

Section 3.2 Non-contravention. Except as set forth on Section 3.2 of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the fulfillment of and the performance by the Company or Seller of their obligations hereunder will (i) contravene any provision contained in the Company’s Governing Documents, (ii) require the consent of, notice to or action by any Person under, conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any Contract or Permit of the Company or (B) any Law or other restriction of any Governmental Authority, in each case to which the Company or Seller is a party or by which the Company or Seller is bound or to which any of their assets or properties are subject, (iii) except as contemplated herein or with respect to Permitted Exceptions, result in the creation or imposition of any Lien on any of the assets or properties of the Company, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company. Neither Seller nor the Company is party to or bound by any agreement with respect to an Acquisition Proposal other than this Agreement.

Section 3.3 Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Company or Seller, except for (i) notices, filings and approvals set forth on Section 3.3 of the Disclosure Memorandum, and (ii) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

Section 3.4 Capitalization; Subsidiary.

(a) Except as set forth on Section 3.4(a) of the Disclosure Memorandum, (i) there are no issued and outstanding equity securities of the Company, (ii) there are no issued and outstanding equity securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company, (iii) all of the outstanding shares of Stock have been validly issued and are fully paid and non-assessable, and (iv) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company. No outstanding capital stock or equity securities of the Company have been issued in violation of any applicable Laws (including securities Laws), preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right of any Person. There are no dividends that have accrued or been declared but that are unpaid on the Stock. There are no outstanding options, warrants, rights, calls, subscriptions, claims, Contracts, obligations, convertible or exchangeable into equity securities or other commitments contingent or otherwise of any kind relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or interest in, the Company. The Company has no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Section 3.4(a) of the Disclosure Memorandum, all of the outstanding shares of Stock are owned of record and beneficially by Seller, free and clear of any and all Liens.

(b) The Company has no Subsidiaries. The Company does not own any equity interest in any Person.

(c) Except as set forth on Section 3.4(c) of the Disclosure Memorandum, other than the Company’s Governing Documents, there are no Contracts, understandings, arrangements or restrictions including voting trusts, stockholder agreements or proxies, to which the Company or Seller is a party or by which the Company or Seller is bound relating to the Stock or other equity securities of the Company, whether or not outstanding.

Section 3.5 Financial Statements.

(a) Seller has delivered or made available to Purchaser copies of the following unaudited financial statements (such financial statements, the “Financial Statements”): (i) the unaudited balance sheets of the Company as of February 28, 2013 and February 28, 2014, and the related unaudited statements of income of the Company for the fiscal years ended February 28, 2013 and February 28, 2014; and (ii) the unaudited balance sheet of the Company as of May 30, 2014 (the “Balance Sheet” and the date thereof is referred to as the “Balance Sheet Date”).

(b) Except as set forth on Section 3.5(b) of the Disclosure Memorandum, the Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis as provided by GAAP throughout the periods covered thereby, except for the absence of a statement of cash flows, statement of shareholder’s equity and footnotes and year-end adjustments and reclassifications (the effect of which, if made, would not be materially adverse) to the Balance Sheet, and (ii) are based on the books and records of the Company, and (iii) fairly present, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods indicated (subject to the absence of a statement of cash flows, statement of shareholder’s equity and footnotes and year-end adjustments and reclassifications to the Balance Sheet). The policies and procedures used to create the Financial Statements are in accordance with GAAP, consistently applied. The Company is not a party to, nor has it otherwise engaged in within the five (5) year period prior to the date hereof, any securitization transactions, synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet refinancing product or off-balance sheet transactions.

(c) The Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers), (i) are complete and correct in all material respects and all material transactions to which the Company is or has been a party are accurately reflected therein, and (ii) have been maintained in accordance with customary and sound business practices in the Company’s industry.

(d) Seller has established and maintains for itself, including the Company, a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended) to provide reasonable assurance regarding the reliability of Seller’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as set forth on Section 3.5(d) of the Disclosure Memorandum, the internal controls over financial reporting are sufficient to provide reasonable assurance (i) that transactions of the Company are being made only in accordance with the authorization of the Company’s management and directors, and (ii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

Section 3.6 Absence of Certain Developments.

(a) Except as set forth on Section 3.6(a) of the Disclosure Memorandum, during the period beginning on the Balance Sheet Date and ending on the date of this Agreement, there has not been any Material Adverse Effect and the Company has conducted its Business in the Ordinary Course of Business.

(b) Without limiting the generality of Section 3.6(a), except as set forth on Section 3.6(b) of the Disclosure Memorandum, since the Balance Sheet Date, the Company has not:

(i) entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than $100,000 annually or outside of the Ordinary Course of Business;

(ii) accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts and Permits) involving more than $50,000 in the aggregate annually to which the Company is a party or by which it is bound, and the Company has not received any notice that any other party to such a Contract or Permit (or series of reasonably related Contracts and Permits) has accelerated, terminated, modified or cancelled the same;

(iii)(a) made any unbudgeted capital expenditure (or series of related capital expenditures) either involving more than $50,000 in the aggregate or outside the Ordinary Course of Business, (b) failed to make any scheduled capital expenditures or investments when due, or (c) made any capital investment in, any loan to, or any acquisition of the securities or assets of (whether by merger, consolidation or otherwise), any other Person (or series of related capital investments, loans or acquisitions) involving more than $50,000 in the aggregate;

(iv) delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of accounts receivable, in either case outside the Ordinary Course of Business;

(v) canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any indebtedness (or series of related indebtedness) owed to it, in any case involving more than $50,000 in the aggregate;

(vi) amended its Governing Documents;

(vii) split, combined or reclassified of any shares of any of its capital stock;

(viii) issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(ix) declared or paid any dividends or distributions on or in respect of any of its capital stock or redeemed, purchased or acquired any of its capital stock;

(x) changed its Company Accounting Policies, except as required by changes to GAAP or applicable Law arising after the Balance Sheet Date or as disclosed in the notes to the Financial Statements;

(xi) incurred, assumed or guaranteed any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(xii) sold or otherwise disposed of any of the assets shown or reflected on the Balance Sheet or cancelled any debts or entitlements owing to the Company, except in the Ordinary Course of Business;

(xiii) increased the compensation of any employees, other than as provided for in any written agreements (true and complete copies of which have been made available to Purchaser in the Data Room) or in the Ordinary Course of Business;

(xiv) adopted, amended or modified any Employee Benefit Plan;

(xv) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(xvi) entered into any Contract that would constitute a Material Contract;

(xvii) transferred, assigned or abandoned, or granted or terminated any license or sublicense of, any rights under or with respect to any Company Intellectual Property Rights;

(xviii) incurred any material damage, destruction or loss (whether or not covered by insurance) to its property or assets, tangible or intangible;

(xix) imposed any Lien upon any of its property, capital stock or assets, tangible or intangible;

(xx) entered into a new line of business or abandoned or discontinued an existing line of business;

(xxi) changed or rescinded any Tax election or amended any Tax Return; or

(xxii) agreed or committed to any of the foregoing.

Section 3.7 Compliance with Laws; Governmental Authorizations; Licenses; Etc. Except as set forth on Section 3.7 of the Disclosure Memorandum, the Company has operated in compliance with all applicable Laws, policies and guidelines of all Governmental Authorities, except for noncompliance which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.7 of the Disclosure Memorandum, the Company has all material Permits, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the use and ownership of its assets and the operation of the Business as currently conducted, in each case except as would not reasonably be expected to have a Material Adverse Effect and all such Permits are valid and in full force and effect. Except as set forth on Section 3.7 of the Disclosure Memorandum, there is no Action pending or, to Seller’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company of any Law, Permit, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company to have any Permit required in connection with the operation of its business or the use and ownership of its assets, except for such actions, cases or proceedings that would not reasonably be expected to have a Material Adverse Effect. This Section 3.7 does not relate to matters with respect to Taxes (which are the subject of Section 3.9), Environmental Matters (which are subject of Section 3.10), Employee Matters (which are the subject of Section 3.11), Employee Benefit Plans (which are the subject of Section 3.12) and Intellectual Property Rights (which are the subject of Section 3.13).

Section 3.8 Litigation. Except as set forth on Section 3.8 of the Disclosure Memorandum, there are no Actions or Governmental Orders pending or, to Seller’s Knowledge, threatened against or by the Company affecting the Business or any of the Company’s properties or assets (or against or by Seller or any Affiliate thereof relating to the Company) or seeks to enjoin the transactions contemplated hereby. Section 3.8 of the Disclosure Memorandum sets forth a true and correct list of all Actions and Governmental Orders to which the Company (or Seller or any Affiliate thereof relating to the Company) is or was a party or by which its properties or assets are or were subject (whether or not settled) within the past twenty four (24) months. The Company has been in full compliance with all of the terms and requirements of each Governmental Order to which it, or any of the assets owned or used by it, is or has been subject.

Section 3.9 Taxes.

(a) Except as set forth on Section 3.9(a) of the Disclosure Memorandum, (i) the Company has timely filed all Tax Returns required to be filed by it (after giving effect to any duly obtained extensions of time in which to make filings), (ii) all such Tax Returns are correct and complete in all material respects and were prepared in compliance with all applicable Law, and (iii) all Taxes shown to be due on such Tax Returns have been timely paid.

(b) Except as set forth on Section 3.9(b) of the Disclosure Memorandum:

(i) the Company is not currently the subject of a Tax audit, Action or examination;

(ii) the Company has not consented in writing to extend the time, and is not the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Tax authority or any Tax Return may be filed by the Company, which extension is still in effect;

(iii) there are no Liens for unpaid Taxes on the assets of the Company except for Liens for current Taxes not yet due and payable;

(iv) there are no examinations or Actions currently pending or asserted, proposed or threatened in writing or otherwise communicated to an executive officer of the Company or Seller, or current member of the tax department of the Company or Seller, by a Tax authority with respect to any Taxes of the Company; and

(v) within the past three years, the Company has not received from any Tax authority in which the Company does not file Tax Returns any written notice of proposed adjustment, deficiency, or underpayment of Taxes or any other similar written notice which has not been satisfied by payment or been withdrawn.

(c) The Company has withheld or collected, and timely paid to the proper Tax authority, all Taxes required to have been withheld or collected and remitted in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, customer or third party.

(d) The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed by any material amount the accrual and reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Balance Sheet dated as of such date and (ii) do not exceed by any material amount that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(e) The Company is not a party to any Tax allocation, sharing, reimbursement or similar agreement other than an agreement with Seller and/or its Subsidiaries, which agreement will be terminated immediately prior to the Closing.

(f) The Company has no Liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any corresponding or similar provision of any other state, local or foreign income Tax Law), as a transferee or successor, by contract, or otherwise. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller).

(g) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax Law) that would result in a withholding obligation on the part of the Company. Seller is not a “foreign person” as that term is used in Treasury Regulation § 1.1445-2. The Company is not a “United States real property holding corporation” within the meaning of Code §897(c)(2). The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in a method of accounting for a Pre-Closing Tax Period, or use solely in a Pre-Closing Tax Period of an improper method of accounting; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) any prepaid amount received on or prior to the Closing Date and for which there is not a corresponding liability that was taken into account for purposes of the Net Working Capital Adjustment; (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) election under Code §108(i).

(h) The Company has not received or requested any private letter ruling, technical advice memorandum, or similar ruling from the Internal Revenue Service (or any comparable ruling from any other Tax authority) that will apply to a taxable period ending after the Closing Date.

(i) The Company has not entered into, or otherwise participated (directly or indirectly) in, any “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b).

(j) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Code § 355.

(k) Section 3.9(k) of the Disclosure Memorandum sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulation § 1.367(a)-8.

(l) Section 3.9(l) of the Disclosure Memorandum sets forth a list of each jurisdiction in which the Company files a Tax Return and the type of Tax Return filed, and no Tax authority in any jurisdiction where the Company does not file one or more types of Tax Returns has within the last three (3) years prior to the date of this Agreement made a claim or other assertion to an executive officer of the Company or Seller, or any current member of the tax department of the Company or Seller, that the Company is or may be subject to any such type of Tax by that jurisdiction or is or may be required to file in such jurisdiction any such type of Tax Return. Seller has delivered or made available to Purchaser copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received with respect to all Tax periods ending after February 28, 2009 that apply solely to the Company; it being acknowledged that no Tax Returns or other information relating to a consolidated, combined or unitary group that includes Seller or a Subsidiary of Seller other than the Company shall be delivered or made available to Purchaser except (in the case of all information, and all Tax Returns other than the federal consolidated income Tax

Returns of Seller and any copies thereof attached to any state consolidated, combined or unitary income Tax Returns delivered or made available to Purchaser pursuant hereto) to the extent necessary for Purchaser to determine any Tax attribute or Liability of the Company with respect to any taxable period (or portion thereof) beginning after the Closing Date.

(m) Each of the Company and Seller is a “C corporation” within the meaning of Code § 1361(a)(2).

(n) The parties hereto agree that the representations and warranties in this Section 3.9 (and in Section 3.6, Section 3.11, Section 3.12 and Section 3.16 to the extent they address Tax matters) are the sole and exclusive representations and warranties with respect to the Company concerning Tax matters in this Agreement.

Section 3.10 Environmental Matters.

(a) Except as set forth on Section 3.10(a) of the Disclosure Memorandum hereto, the Company is currently and to Seller’s Knowledge has been in compliance with all Environmental Laws. The Company has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in either case, is pending or remains unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. The Company is not subject to any information request, notice of violation or Governmental Order from any Governmental Authority under Environmental Law. No basis for an Environmental Claim against the Company exists.

(b) The Company has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 3.10(b) of the Disclosure Memorandum) required for the ownership, lease, operation or use of the Business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the Closing Date, all commercially reasonable measures necessary to transfer and facilitate transferability of the same. The Company has not received any Environmental Notice regarding any change in the status or terms and conditions of the same. There is no pending or to Seller’s Knowledge threatened revocation, modification or limitation of any Environmental Permit.

(c) There has been no Release or to Seller’s Knowledge threatened Release of Hazardous Materials except in compliance with Environmental Law with respect to the Business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business of the Company (including soils, groundwater, sediments, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material (i) in violation of Environmental Law or a term of any Environmental Permit by Seller or the Company, or (ii) which could reasonably be expected to result in the imposition of an obligation on the Company under Environmental Law. Section 3.10(c) of the Disclosure Memorandum sets forth a true and complete list of all real property formerly owned, operated or leased by the Company within the past five (5) years where a material portion of the manufacturing operations of the Company are or were conducted.

(d) Section 3.10(d) of the Disclosure Memorandum contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller, and any predecessors as to which the Company may retain Liability, and all off-site reclamation and recycling locations to which any materials or substances were sent by the Company.

(e) Section 3.10(e) of the Disclosure Memorandum contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks, landfills, dumps, pits, ponds, lagoons, dry wells, impoundments, septic systems, trench drains, oil/water separators, sumps, any of which are or, to Seller’s Knowledge, were used to manage or receive Hazardous Materials, located or formerly located on any real property currently or formerly owned, operated or leased by the Company, together with a general description of the materials stored therein.

(f) Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law.

(g) Seller has provided or otherwise made available to Purchaser: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, environmental risk assessments, and other similar material documents with respect to the Business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned capital or major maintenance expenditures required by Environmental Laws to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with Environmental Laws (including, costs of remediation, pollution control equipment and operational changes) with respect to the Business.

(h) Except as set forth on Section 3.10(h) of the Disclosure Memorandum, no work, repair, construction, or expenditures are required as of the Closing Date (or, to Seller’s Knowledge, planned by the Company) with respect to the Business or assets of the Company or any Owned Real Property in order to comply with Environmental Laws and to operate such Owned Real Property as it is currently operated, nor has the Company received any notice of such requirement from a Governmental Authority.

(i) The representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties with respect to the Company in this Agreement concerning environmental matters.

Section 3.11 Employee Matters. The Company is not a party to a collective bargaining agreement and is not currently negotiating any collective bargaining agreement with respect to its employees. There is no labor strike, labor dispute, work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or affecting the Company. To Seller’s Knowledge, no union organization campaign or organizational effort is in progress with respect to any of the Company’s employees, and no question concerning representation exists concerning such employees. There is no unfair labor practice, charge or complaint pending or, to Seller’s Knowledge, threatened against the Company. The Company has not engaged in any plant closing or employee layoff activities that would violate or give rise to an obligation to provide any notice required under the federal Worker Adjustment Retraining and Notification Act (the “WARN Act”) or any similar state Laws and it has no plans to undertake any actions that would require the providing of any such notice. Section 3.11 of the Disclosure Memorandum sets forth, as of August 15, 2014, the name, job title, current rate of direct compensation, date of commencement of employment, and sick and vacation leave that is accrued and unused with respect to each active employee of the Company, and Seller shall provide changes to such information that occur prior to the Closing Date to Purchaser within five (5) Business Days after the Closing Date. Except as set forth on Section 3.11 of the Disclosure Memorandum, the employment by the Company of all of its employees (whether or not there is a written employment agreement) is at-will and may be terminated for any reason whatsoever not prohibited by Law. The Company is in compliance in all material respects with all applicable Laws relating to the employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration and collective bargaining. The Company does not have any employees residing or working outside of the United States. Neither the execution of this Agreement nor the Ancillary Agreements nor the other transaction documents nor the consummation of the transactions contemplated hereby or thereby will cause the Company to be in breach of any Contract with any employee or consultant of the Company or, except as set forth on Section 3.11 of the Disclosure Memorandum, cause the Company to have any Liability with respect to any severance, bonus or other amount to any employee of or consultant to the Company. Any individual who performs services for the Company and who is not treated as an employee for federal income Tax purposes by the Company is not an employee under applicable Law or for any purposes, including Tax withholding purposes or for Employee Benefit Plan purposes.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Disclosure Memorandum lists all Employee Benefit Plans covering current or former employees, leased employees, independent contractors or directors of the Company and their beneficiaries.

(b) With respect to each Employee Benefit Plan listed in Section 3.12(a) of the Disclosure Memorandum, Seller has provided or made available to Purchaser true and complete copies of the following documents, to the extent applicable: (i) the most recent plan documents and all amendments thereto, (ii) the most recent summary plan description and any summaries of material modification, (iii) the most recent determination, advisory, or opinion letter issued by the Internal Revenue Service, (iv) a written description of any such Employee Benefit Plan that is not otherwise in writing, and (v) any other Employee Benefit Plan-related documents reasonably requested by Purchaser. Except as specifically provided in the foregoing documents made available to Purchaser, (A) there are no amendments to any such Employee Benefit Plan that have been adopted, approved, implemented, planned or proposed that would affect any current or former employee, leased employee, independent contractor or director of the Company or their beneficiaries; and (B) except as required to comply with applicable Law, neither the Company nor any ERISA Affiliate has undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan covering current or former employees, leased employees, independent contracts or directors of the Company and their beneficiaries.

(c) Except as set forth on Section 3.12(c) of the Disclosure Memorandum, no Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has participated in, been obligated to contribute to or incurred any Liability with respect to any Multiemployer Plan or any plan subject to Title IV of ERISA or Section 412 of the Code or any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), within the past six (6) years.

(d) Except as set forth on Section 3.12(d) of the Disclosure Memorandum, no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company other than as required by COBRA and then only to the extent the former employee pays the “applicable premium” (as defined in Section 4980B(f)(4) of the Code) for such coverage, or otherwise pays the full cost of such coverage.

(e) Except as set forth on Section 3.12(e) of the Disclosure Memorandum, each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws, and all contributions required to be made to each Employee Benefit Plan have been made at the time required by applicable Law and the terms of such Employee Benefit Plan. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is operated through the use of a prototype plan document for which the prototype plan sponsor has received a formalized opinion letter from the Internal Revenue Service and, to Seller’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan in any material respect.

(f) There does not now exist, nor do any facts or circumstances exist that would reasonably be likely to result in, any Liability of the Company or the ERISA Affiliates under Title IV of ERISA or Section 412 or Section 4971 of the Code that would be or could become a Liability of the Company or of Purchaser and its Affiliates on or after the Closing.

(g) The Company and, to Seller’s Knowledge, the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(h) The Company has not and, to Seller’s Knowledge no other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(i) With respect to each Employee Benefit Plan, there are no ongoing Actions by any Governmental Authority and there are no Actions (other than routine claims for benefits) pending or threatened against the Employee Benefit Plan, the assets of such Employee Benefit Plan, or an ERISA Affiliate.

(j) Except as set forth on Section 3.12(j) of the Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with another event) will not (A) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation, bonus pay, change of control payments, or any other similar payment, (B) directly or indirectly cause the Company to transfer or set aside any assets to fund or otherwise provide for the benefits under any Employee Benefit Plan for any current or former employee, officer or director, or (C) result in the accelerated vesting or increase the amount or value of any payment or benefit to any current or former employee, officer or director, or (D) result in any non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to result in any Liability.

(k) Each Employee Benefit Plan or other arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, has been operated in all material respects in compliance with the provisions of Section 409A of the Code and the applicable guidance and regulations promulgated thereunder.

Section 3.13 Intellectual Property Rights.

(a) Except as set forth on Section 3.13(a)(i) of the Disclosure Memorandum, the Company owns and possesses all right, title and interest in, free and clear of all Liens (other than Permitted Exceptions), or has a license or other right to use, all of the Intellectual Property Rights necessary for the conduct of the Business as currently conducted, including selling to and servicing the external customers of the Business (“external customers”), and neither the Company nor the Business require use of Intellectual Property Rights held by Seller or its Affiliates to sell to or service such external customers. Section 3.13(a)(ii) of the Disclosure Memorandum sets forth a list of (i) all registered Company Intellectual Property Rights, (ii) all applications for the registration of Company Intellectual Property Rights, and (iii) all Licensed Intellectual Property and License Grants. Except as set forth on Section 3.13(a)(iii) of the Disclosure Memorandum, (A) none of the Company Intellectual Property Rights have been held to be invalid or not in full force and effect, and to Seller’s Knowledge, the Company Intellectual Property Rights are valid and in full force and effect; (B) there are no Actions or Governmental Orders against the Company that have been asserted that have not been settled or resolved, or that are presently pending, or that have been threatened, that contest the validity, use, ownership, enforceability, registrability or patentability of any of the Company Intellectual Property Rights, other than such claims and determinations made during the prosecution of patent, copyright and trade mark applications; and (C) except to the extent provided in the Ancillary Agreements or the Agreement, the rights of the Company in and to Company Intellectual Property Rights will not be limited or otherwise adversely affected by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth on Section 3.13(a)(iv) of the Disclosure Memorandum, to Seller’s Knowledge the Company has not infringed or misappropriated any Intellectual Property Rights of any third party, and to Seller’s Knowledge no third party is infringing, misappropriating or otherwise conflicting or interfering with any Company Intellectual Property Rights.

(b) Except as disclosed in Section 3.13(b) of the Disclosure Memorandum, there are no other patents and no registered trademarks of the Company. The Company has made the filings and paid the fees for the registered Intellectual Property Rights listed in Section 3.13(a)(ii) of the Disclosure Memorandum, including the domain name listed in Section 3.13(a)(ii) of the Disclosure Memorandum, and the “AGI In-Store” name in the jurisdictions listed in Section 3.13(a)(ii) of the Disclosure Memorandum.

(c) The computer systems, including the Software, firmware, hardware, networks, interfaces, and related systems owned or used by the Company in the conduct of its Business are sufficient in all material respects for the current operations of the Company.

(d) The Company has made commercially reasonable efforts to maintain and preserve, and prevent the disclosure or unauthorized use of, the Company Intellectual Property Rights, including: (i) using commercially reasonable anti-virus Software designed to protect against computer viruses; and (ii) entering into appropriate intellectual property assignment and confidentiality/non-disclosure agreements with current key employees of the Company who may have developed or created any Company Intellectual Property Rights.

Section 3.14 Contracts. Section 3.14 of the Disclosure Memorandum sets forth all Contracts (except for the standard terms and conditions set forth in purchase orders or otherwise applicable to all vendors with which the Company does business or non-disclosure and confidentiality agreements with third parties, in each case, to the extent arising in the Ordinary Course of Business), to which the Company is a party or is otherwise bound, of the type described below:

(a) all Contracts that have not been fully performed for purchase by the Company of machinery, equipment or other personal property in excess of $100,000 other than those that can be terminated without penalty by the Company upon notice of ninety (90) days or less;

(b) all employment agreements and all consulting or severance agreements, in each case which is not cancellable without penalty or upon notice of ninety (90) days or less;

(c) all Contracts for Licensed Intellectual Property or agreements containing License Grants;

(d) all Contracts that (A) contain a covenant not to compete; (B) restrict the rights of the Company to freely engage in business anywhere in the world; (C) create or purport to create any exclusive or preferential relationship or arrangement involving the Company; or (D) otherwise restrict or limit the ability to operate or expand the Business;

(e) all Contracts under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness in excess of $50,000 individually or in the aggregate; (B) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness in excess of $50,000 individually or in the aggregate; or (C) extended credit to any Person, in each case, in an amount in excess of $50,000 of committed credit;

(f) all Contracts establishing any joint venture, partnership or limited liability company involving a sharing of profits and losses with any other Person;

(g) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(h) all Contracts that grant to any Person an option or a right of first refusal, first offer or similar preferential right to provide services to, or to purchase or acquire properties or assets of, the Company;

(i) all Contracts between or among the Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand;

(j) all Contracts under which the Company is obligated to sell or lease personal property (excluding sales of items of inventory in the Ordinary Course of Business) to another Person having a value in excess of $100,000 in any calendar year;

(k) all Contracts with any Governmental Authority under which the Company is required to pay more than $100,000 in any calendar year or receives benefits of more than $100,000 in any calendar year;

(l) all Contracts with any supplier under which the Company is obligated to purchase goods (other than capital expenditures) or services, including advertising, marketing or promotion of any Company products, involving consideration in excess of $100,000 in any calendar year (except with respect to the purchase of items of inventory in the Ordinary Course of Business);

(m) all Contracts with any customer of the Company under which the Company sells, or reasonably expects to sell, its products in an amount in excess of $100,000 in any calendar year;

(n) all Contracts or series of related contracts for the sale of any asset of the Company involving consideration in excess of $100,000 in the aggregate, except with respect to sales of items of inventory in the Ordinary Course of Business;

(o) all Contracts under which the Company is obligated to make any payment or which otherwise becomes due as a result of the consummation of the transactions contemplated hereby (including all transaction bonuses, change of control payments, “stay” bonuses, “phantom” stock and similar payments);

(p) all Contracts that contain “take or pay” or other similar terms involving the expenditure in excess of $100,000;

(q) all Contracts that require the Company to purchase or sell a stated portion of the requirements or outputs of the business of the Company or any Affiliate of the Company;

(r) all Contracts obligating the Company to sell goods containing a “most favored nation” or other similar pricing terms involving consideration in excess of $100,000; and

(s) to Seller’s Knowledge, all Contracts which are material to the operations and Business of the Company, whether or not in the Ordinary Course of Business, the termination of any of which would have a Material Adverse Effect on the Company.

Each Contract set forth or required to be set forth on Section 3.14 of the Disclosure Memorandum (each, a “Material Contract”) is a valid and binding agreement of the Company, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Contract by the other party thereto and the Enforceability Exceptions); provided, that the term “Material Contract” shall not include standard terms and conditions set forth in purchase orders or otherwise applicable to all vendors with which the Company does business, in each case, to the extent arising in the Ordinary Course of Business. To Seller’s Knowledge all Material Contracts are valid, binding and enforceable as to any other party thereto. The Company (i) has performed all material obligations required to be performed under each Material Contract, and (ii) is not in material default under or in material breach of and, since the date which is two (2) years prior to the date hereof, has not received any written notice of default or breach under any Material Contract that has not been satisfactorily cured. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach, event of noncompliance by the Company or result in a termination or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under any Material Contract and to Seller’s Knowledge there has been no material breach, event of default or event of noncompliance by any other party to any Material Contract. Purchaser has been supplied with (or the Company has made available) a true, correct and complete copy of each Material Contract.

Section 3.15 Insurance. Section 3.15 of the Disclosure Memorandum contains a list (that includes a description of policy limits and deductibles) of each insurance policy maintained by Seller or any of its Affiliates with respect to the properties, assets, employees, products, operations and Business of the Company, and no such policies are separately maintained by the Company. To Seller’s Knowledge, all such policies are in full force and effect, name the Company as an insured thereunder, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination (or intent to cancel or terminate) has been received by Seller or the Company with respect to any such policy. Seller is not in default with respect to its obligations under any such policy or bond, and, since the date which is two (2) years prior to the date hereof and with respect to the properties, assets, employees, products, operations and Business of the Company, Seller has not been denied insurance coverage (which shall not include the failure of any insurer to provide a quote in response to a request for bids). Except as set forth on Section 3.15 of the Disclosure Memorandum, since July 1, 2010, Seller has not received any written notice from the insurer under any insurance policies with respect to the properties, assets, employees, products, operations and Business of the Company disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or cancelling or amending any such policy, in each case, to the extent relating to the Company, and to Seller’s Knowledge, there is no Action currently pending in respect of which Seller has received such notice. Except as set forth on Section 3.15 of the Disclosure Memorandum, Seller does not have any self-insured or co-insurance programs for the Company.

Section 3.16 Real Property.

(a) The Company owns the real property legally described on Section 3.16(a) of the Disclosure Memorandum, together with all buildings, improvements and fixtures thereon and all rights, privileges and appurtenances thereto (collectively, the “Owned Real Property”). The Company has good, marketable and insurable fee simple title to the Owned Real Property, free and clear of all Liens except for the Permitted Exceptions. The Permitted Exceptions do not individually or in the aggregate (i) interfere with the present use or occupancy of the Owned Real Property or any improvement thereon, (ii) have more than an insignificant effect on the value of the Owned Real Property or any improvements thereon, or (iii) impair the ability of Purchaser to use or occupy the Owned Real Property, in each case for its respective present use.

(b) Section 3.16(b) of the Disclosure Memorandum sets forth a list of all leases of real property (collectively, the “Leased Real Property”) leased, subleased or otherwise occupied by the Company as “lessee,” “tenant” or other similar term and owned by the any third party (collectively, “Lessors”) (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (each, a “Lease”). Except as set forth on Section 3.16(b) of the Disclosure Memorandum, each Lease is legal, valid and binding on the Company and, to Seller’s Knowledge, on each Lessor, and is in full force and effect (subject to proper authorization and execution of such Lease by each Lessor thereto and the Enforceability Exceptions) and the Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and no consent of or notice to any Lessor under the Leases is required by the terms of the Leases with respect to the consummation of the transaction contemplated hereby. The Company has delivered or made available to Purchaser a true and complete copy of each Lease, and in the case of any oral Lease, an accurate written summary of the material terms of each such Lease. Except as set forth on Section 3.16(b) of the Disclosure Memorandum, the Company is not in breach or default under any Lease, and to Seller’s Knowledge, each Lessor thereto is not in breach or default under any Lease. No event has occurred which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by either the Company or, to Seller’s Knowledge, each Lessor thereunder, nor permit the termination or modification of such Lease. No party has repudiated any provision of any Lease nor given notice of its intent to revoke or not to renew such Lease and, to Seller’s Knowledge, no such revocation, repudiation or intention not to renew is contemplated. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property, or any portion or portions thereof.

(c) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprise all of the real property used in the Business. Except for Permitted Exceptions, the Owned Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Real Property and (ii) with respect to each item of Leased Real Property, as set forth in the Lease relating to such item. Except as set forth on the Existing Survey, to Seller’s Knowledge, all buildings, plants, structures and other improvements owned or used by any Company lie wholly within the boundaries of the Owned Real Property and to Seller’s

Knowledge, do not encroach upon the property, or otherwise conflict with the property rights, of any other Person.

(d) None of the Real Property has been condemned, requisitioned or otherwise taken by any Governmental Authority, and, to Seller’s Knowledge, no such condemnation, requisition or other taking is pending or contemplated.

(e) The buildings, structures, fixtures and improvements at and on the Owned Real Property and, to Seller’s Knowledge, the Leased Real Property, currently are maintained in good order and repair and otherwise in the Ordinary Course of Business and are suitable for use in the Ordinary Course of Business. Except as set forth on Section 3.16(e) of the Disclosure Memorandum, no capital expenditures are planned by the Company or Seller with respect to the buildings, structures, fixtures and improvements at and on any Owned Real Property.

(f) There are no Governmental Orders outstanding, nor any Actions pending or, or to Seller’s Knowledge, threatened, relating to the ownership, lease, use, occupancy or operation of the Owned Real Property or, to Seller’s Knowledge, the Leased Real Property, or any portion of any of the foregoing, including any improvements on any of the foregoing.

(g) Seller is in possession of all of the Real Property and all improvements located thereon, and there are no leases, subleases, Permits or other agreements granting rights to possession to any other Person of, or contract to acquire, sell or transfer, the Owned Real Property or, to Seller’s Knowledge, the Leased Real Property or any improvements on any of the foregoing or for any portion of the foregoing. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or, to Seller’s Knowledge, the Leased Real Property or any portion thereof or interest therein. Seller does not have any right or option to purchase the Leased Real Property or any portion thereof except as set forth in the Leases.

(h) Each parcel of land constituting a portion of the Owned Real Property is assessed for real property Tax purposes as a wholly independent Tax lot, separate from adjoining land or improvements not constituting a part of that parcel. There are no pending Tax appeals or appeals therefrom with respect to any portion of the Owned Real Property or, to Seller’s Knowledge, the Leased Real Property.

(i) All utilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer necessary for the operation of the Business in the Ordinary Course of Business are available at the Real Property and all improvements located thereon, in adequate quantities and are provided via public rights of way or via permanent, irrevocable, appurtenant easements benefiting the applicable portion thereof. Seller has received no notice that the suppliers of any utilities intend to reduce or eliminate any such utility service and, to Seller’s Knowledge, no such reduction or elimination is planned or contemplated by any such utility.

(j) The Real Property abuts upon and has direct vehicular access to a paved public right of way and access to such public right of way is available with adequate curb cuts to service the Business, and no portion of the Owned Real Property is subject to any easement or use agreement whereby any Person has any right of access, ingress or egress over the Owned Real Property or any portion thereof, other than the Permitted Exceptions.

(k) The Company has not received any written notice and, to Seller’s Knowledge, there are no uncured violations by the Company of any Laws, including zoning requirements, ordinances and building rules and regulations, affecting or involving the Owned Real Property and, to Seller’s Knowledge, the Leased Real Property and no such uncured violations exist. The Company has received and, to Seller’s Knowledge, there remains in place a valid certificate of occupancy or the equivalent by the applicable Governmental Authorities having jurisdiction thereof authorizing the Company’s use and occupancy in the Ordinary Course of Business, and the Company has not received any notifications from any Governmental Authority recommending improvements to the Real Property or any other Actions relative to the Real Property.

(l) The Company has delivered to Purchaser a copy of each deed and other instrument (as recorded) by which the Company acquired any Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal, if any, relating to any Real Property and in each case in its possession. The Company is not a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from the Company of any real estate interest not currently in possession of the Company.

(m) Except for Permitted Exceptions, the Company has not collaterally assigned or granted any Lien in and to the Leases or any interest therein and, to Seller’s Knowledge, there are no Liens on the estate or interest created by the Leases.

Section 3.17 Transaction With Affiliates. Except as set forth on Section 3.17 of the Disclosure Memorandum, none of the Company’s managers, members, directors or officers nor, to Seller’s Knowledge, any of their respective Affiliates is involved in any business arrangement or relationship with the Company, other than employment arrangements and severance arrangements entered into in the Ordinary Course of Business, and none of the Company’s managers, members, directors or officers nor, to Seller’s Knowledge, any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company.

Section 3.18 Brokers. Except for the Financial Advisor, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.19 Assets. The Company owns or has a valid leasehold interest in all of the tangible assets necessary for the conduct of the Business as presently conducted in each case, free and clear of all Liens, other than Permitted Exceptions. The machinery, equipment and other tangible assets that the Company owns or leases have been maintained in accordance with normal industry practice and are in good condition and repair (subject to normal wear and tear). The machinery, equipment, and other tangible assets currently owned or leased by the Company, together with all other properties and assets of the Company (taking into account the rights under the Transition Services Agreement), are sufficient for the conduct the Business of the Company as currently conducted.

Section 3.20 Inventory. The inventory of the Company, including the Danville Inventory, consists of raw materials and supplies, manufactured and processed parts, spares,

work in process, and finished goods, all of which is good and usable for the Company’s business purpose for which it was procured or manufactured, except for scrap, obsolete, damaged or defective or slow-moving items that have been written off or down to fair market value or for which adequate reserves have been established. The quantities of each type of inventory, including the Danville Inventory, are reasonable in the present circumstances of the Company and are not materially more or less than normal inventory levels necessary to conduct the Business in the Ordinary Course of Business. All such inventory is owned by the Company or, with respect to the Danville Inventory, will be owned by the Company as of the Closing Date, in each case free and clear of all Liens and no inventory is held on consignment. Other than inventory in transit in the Ordinary Course of Business or the Danville Inventory, all of the inventory is located on the Real Property.

Section 3.21 Customers; Suppliers.

(a) Section 3.21(a) of the Disclosure Memorandum lists the ten (10) largest (by dollar volume) customers of the Company for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer (“Top Customers”). To Seller’s Knowledge, no Top Customer has threatened to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or materially decrease the dollar volume of purchases from the Company.

(b) Section 3.21(b) of the Disclosure Memorandum sets forth the ten (10) largest suppliers of the Company (measured by dollar volume purchased) for each of the two (2) most recent fiscal years (“Top Suppliers”). To Seller’s Knowledge, no Top Supplier has threatened to terminate, cancel or otherwise materially adversely modify its relationship with the Company or materially decrease the volume of materials sold to the Company.

Section 3.22 Bank Accounts. Section 3.22 of the Disclosure Memorandum sets forth a true and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Company.

Section 3.23 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) subject to the reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company has been determined in accordance with the policies and procedures of the Company in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.24 Rebates. Except as set forth on Section 3.24 of the Disclosure Memorandum, the Company has not entered into, or offered to enter into, any agreement,

contract, commitment, mark down, buy-in, co-op or other arrangement (whether written or oral) pursuant to which the Company will be obligated to make any rebates, prebate, payment of earned income, discounts, promotional allowances or similar payments or arrangements, in each case, in excess of $25,000 to any single customer on a per annum basis.

Section 3.25 Illegal Payments. The Company (a) has not used or is not using any Company funds for any illegal contributions, gifts or entertainment relating to political activity; (b) has not used any Company funds for any unlawful payments to any foreign or domestic government officials or employees; (c) has not established or maintained any unlawful fund of monies or other properties of the Company; or (d) has not made any bribe, payoff, influence payment or kickback that is prohibited by any Law.

Section 3.26 Funded Indebtedness; No Undisclosed Liabilities.

(a) The Company has no Funded Indebtedness.

(b) Except as set forth on Section 3.26(b) of the Disclosure Memorandum, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) that would be required to be reflected in, reserved against or otherwise disclosed in a balance sheet prepared in accordance with GAAP, except (i) those Liabilities which are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (ii) Liabilities relating to the future performance by the Company under any operating lease of the Company or under any Contract to which the Company is a party, in each case, in accordance with the terms thereof, (iii) Liabilities arising under any Employee Benefit Plan as set forth on Section 3.26(b) of the Disclosure Memorandum, and (iv) those Liabilities which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.27 Products Liability. Except as set forth on Section 3.27 of the Disclosure Memorandum, there exist no Actions and, to Seller’s Knowledge, there are no threatened Actions, against the Company (or Seller relating to the Company) for injury to person or property suffered as a result of the manufacture, sale, distribution or use of any product or performance of any service by the Company, including Actions arising out of the defective or unsafe nature of their products or services and to Seller’s Knowledge, there is no reasonable basis for any present or future Action against the Company (or Seller relating to the Company) arising out of any injury to persons or property suffered as a result of the manufacture, sale, distribution or use of any product or performance of any service by the Company, including Actions arising out of the defective or unsafe nature of its products or services.

Section 3.28 NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 4.1 Ownership. Seller owns of record and beneficially the Stock set forth opposite its name on Section 4.1 of the Disclosure Memorandum, and such Stock is, and when delivered by such Seller to Purchaser pursuant to this Agreement will be, free and clear of any and all Liens. No capital stock or equity securities of the Company have been issued in violation of any applicable Laws (including securities Laws), preemptive rights, purchase options, right of first refusal, subscription right or any similar right of any Person. Seller owns of record and beneficially all of the outstanding capital stock in the Company, free and clear of any and all Liens.

Section 4.2 Authority.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Ohio. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. Seller has duly executed and delivered this Agreement. This Agreement is, and each of the Ancillary Agreements will be (assuming that this Agreement has been, and each of the Ancillary Agreements to which Purchaser is a party will be, duly authorized, executed and delivered by Purchaser), a valid and binding agreement of such Seller, enforceable against Seller in accordance with its respective terms, except as the enforceability may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement nor the fulfillment of and the performance by Seller of its obligations hereunder will (i) contravene any provision contained in Seller’s Governing Documents, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any Contract, Permit or other instrument or obligation of Seller or (B) any Law or Governmental Order, in each case to which Seller is a party or by which it is bound or to which any of its assets or properties are subject, or (iii) except as contemplated herein, result in the creation or imposition of any Lien on any of the Stock owned by Seller.

Section 4.3 Litigation, Etc. There are no Actions or Governmental Orders pending or, to Seller’s Knowledge, threatened against or affecting Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Section 4.4 Brokerage. Except for fees payable to the Financial Advisor or as set forth on Section 4.4 of the Disclosure Memorandum, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement for which the Company may be liable or based on any arrangement or agreement to which the Company and/or Seller is party or subject, all of which commissions, fees and compensation shall be the sole responsibility of Seller.

Section 4.5 NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Purchaser has delivered to Seller true and complete copies of its Governing Documents, as currently in effect.

Section 5.2 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. Purchaser has duly executed and delivered this Agreement. This Agreement is, and each of the Ancillary Agreements to which Purchaser is a party will be (assuming that this Agreement has been, and each Ancillary Agreement to which Seller is a party will be, duly authorized, executed and delivered by Seller), a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its respective terms except as the enforceability may be limited by the Enforceability Exceptions.

Section 5.3 Non-contravention. Neither the execution and delivery of this Agreement nor the fulfillment of and the performance by Purchaser of this Agreement will (a) contravene any provision contained in Purchaser’s Governing Documents, (b) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (i) any Contract, or Permit or other instrument or obligation of Purchaser or (ii) any Law or Governmental Order, in each case to which Purchaser is a party or by which it is bound or to which any of its assets or properties are subject, (c) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity or (d) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Authority.

Section 5.4 Litigation. Purchaser is not party to any pending or, to Purchaser’s knowledge, threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 5.5 Brokers. No Person is or will be entitled to broker’s, finder’s, investment banker’s, financial adviser’s or similar fees from Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.6 Financial Ability. At Closing, Purchaser shall have sufficient funds available to (a) consummate the transactions contemplated hereby and pay the Purchase Price, (b) to pay the Company Transaction Expenses (to the extent due and payable on the Closing Date or billed and unpaid on or prior to the Closing Date) on behalf of Seller and Purchaser’s expenses incident to this Agreement and the transactions contemplated herein, and (c) provide sufficient working capital to operate the Business following the Closing. Purchaser acknowledges and agrees that Purchaser’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Purchaser.

Section 5.7 Acknowledgement and Representations by Purchaser. Purchaser:

(a) acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, assets, condition, operations and prospects of the Company. Without limiting Purchaser’s right to enforce this Agreement and pursue all available remedies in the event of any breach by Seller or the Company (including its right to indemnity set forth in ARTICLE IX hereof), in entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties regarding the Company and Seller set forth in this Agreement.

(b) acknowledges that, other than as set forth in this Agreement, none of the Company, Seller, or any of their respective directors, officers, employees, Affiliates, members, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Purchaser or its agents, representatives, lenders or Affiliates prior to the execution of this Agreement, and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Purchaser or its agents, representatives, lenders or Affiliates; and

(c) represents and warrants that (i) the Stock shall be acquired for Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities Laws, and such Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities Laws, (ii) Purchaser’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Company, and (iii) Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

ARTICLE VI — COVENANTS AND AGREEMENTS

Section 6.1 Documents and Information.

(a) Subject to Section 6.10 from and after the Closing, Purchaser will make or cause to be made available to Seller all books, records, Tax Returns and documents of the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to shareholders and Governmental Authorities or (iii) such other purposes for which access to such documents is reasonably believed by Seller to be necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, Tax Returns, documents and employees will not interfere with the normal operations of the Company and the reasonable out of pocket expenses of the Company incurred in connection therewith will be paid by Seller. Purchaser will cause the Company to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) seven (7) years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period by providing Seller with not less than twenty (20) days’ written notice of Purchaser’s intention to destroy or dispose of such records, with Seller to exercise its right to obtain such records within such twenty (20) day period. Seller will be permitted to retain a copy of all documents and information related to any pre-Closing period that relates to the Environment or the Company’s compliance with Environmental Laws.

(b) From and after the Closing, Seller will make or cause to be made available to Purchaser all books, records and documents of Seller relating to the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.1(a); provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of Seller and the reasonable out of pocket expenses of Seller incurred in connection therewith will be paid by Purchaser. Seller will maintain and preserve any Tax Returns and related records relating to the Company that are in its possession for a period equal to the greater of (A) seven (7) years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Purchaser at the end of any such period by providing Purchaser with not less than twenty (20) days’ written notice of Seller’s intention to destroy or dispose of such records, with Purchaser to exercise its right to obtain such records within such twenty (20) day period. Notwithstanding the foregoing, Seller does not need to offer or to provide to Purchaser any consolidated, combined or unitary Tax Returns or other related Tax information that include the Company, except (in the case of all information, and all Tax Returns other than the federal consolidated income Tax Returns of Seller and any copies thereof attached to any state consolidated, combined or unitary income Tax Returns delivered or made available to Purchaser pursuant hereto) to the extent necessary for Purchaser to determine a Tax attribute or

Liability of the Company with respect to any taxable period (or portion thereof) beginning after the Closing Date.

(c) From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company (i) will give Purchaser, its counsel, financial advisors and auditors reasonable access during normal business hours and on reasonable notice to the properties, books and records of and relating to the Company, including access for Purchaser and its representatives to perform such environmental investigations and tests of the Real Property as Purchaser deems necessary for the purpose of evaluating the transactions contemplated hereby, (ii) will furnish to Purchaser, its counsel, financial advisors and auditors such financial and operating data and other information with respect to the Company, as such Persons may reasonably request, and (iii) will instruct the employees, counsel and financial advisors of the Company to cooperate reasonably with Purchaser in its investigation of the Company; provided, however, that (A) such access does not unreasonably disrupt the normal operations of the Company, (B) any such access shall be conducted at Purchaser’s expense, and (C) Purchaser shall not have access to any individual performance or evaluation records, medical histories or other information that in the Company’s reasonable judgment is privileged, sensitive or the disclosure of which could reasonably be expected to subject the Company or Seller to risk of material Liability. Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of the Company, Seller or any Subsidiary of Seller prior to the Closing without the prior written consent of Seller.

(d) From and after the date hereof, Purchaser will, and will cause its Affiliates to, (i) maintain all Confidential Information of Seller or its Affiliates (which prior to the Closing Date will include the Company) in strict confidence, (ii) not disclose any Confidential Information of Seller or its Affiliates (which prior to the Closing Date will include the Company) to any third party and (iii) not use any Confidential Information of Seller or its Affiliates (which prior to the Closing Date will include the Company) for its own benefit or the benefit of any other Person other than in connection with enforcing its rights under this Agreement or the Ancillary Agreements. Purchaser will deliver to Seller or destroy, all tangible embodiments (and all copies) of Confidential Information of Seller and its Affiliates that is in its possession. Nothing in this Section 6.1(d) however, shall prohibit or restrict in any way Purchaser from disclosing Confidential Information pursuant to oral or written questions or requests for information of documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or otherwise pursuant to any requirement of applicable Law or stock exchange requirement. In the event that Purchaser is requested to disclose Confidential Information or required to disclose Confidential Information pursuant to oral or written questions or requests for information of documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or otherwise pursuant to any requirement of applicable Law or stock exchange requirement, Purchaser will notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order. If, in the absence of a protective order, Purchaser is, on the advice of counsel, compelled to disclose any Confidential Information, Purchaser will disclose only such Confidential Information that on the advice of counsel it is legally required to disclose. After the Closing the restrictions contained in this

Section 6.1(d) on disclosure and non-use as it pertains to Confidential Information of the Company will cease.

(e) After the Closing, Seller will, and will cause its Affiliates to, (i) maintain all Confidential Information of the Company in strict confidence, (ii) not disclose any Confidential Information of the Company to any third party and (iii) not use any Confidential Information of the Company for its own benefit or the benefit of any other Person other than in connection with enforcing its rights or performing its obligations under this Agreement or the Ancillary Agreements. Immediately following the Closing, Seller will deliver to Purchaser or, if requested by Purchaser, destroy and thereupon certify such destruction to Purchaser, all tangible embodiments (and all copies) of Confidential Information of the Company that is in its possession. Nothing in this Section 6.1(e) however, shall prohibit or restrict in any way Seller or any of its Affiliates, from disclosing Confidential Information pursuant to oral or written questions or requests for information of documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or otherwise pursuant to any requirement of applicable Law or stock exchange requirement. In the event that Seller is requested to disclose Confidential Information or required to disclose Confidential Information pursuant to oral or written questions or requests for information of documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or otherwise pursuant to any requirement of applicable Law or stock exchange requirement, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order. If, in the absence of a protective order, Seller is, on the advice of counsel, compelled to disclose any Confidential Information, Seller will disclose only such Confidential Information that on the advice of counsel it is legally required to disclose.

Section 6.2 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, except as otherwise provided herein or as otherwise required by applicable Law, or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its Business in the Ordinary Course of Business, including entering into Material Contracts and not take or omit to be taken any action which would (or would be reasonably expected to) result in a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, without the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not: (i) (x) except as required by Law, Contract or any Employee Benefit Plan, increase the compensation (including bonuses) payable or level of benefits provided, or to become payable or provided, to any employee of the Company (other than normal recurring increases in wages to employees in the Ordinary Course of Business), or (y) except as contemplated by this Agreement, amend or enter into any employment, deferred compensation, bonus or other incentive compensation, severance, retention, termination, change in control or similar agreement other than in the Ordinary Course of Business; (ii) issue, sell or dispose of any equity securities in the Company or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity securities of the

Company; (iii) amend any of its Governing Documents; (iv) make any change in Company Accounting Policies other than those required by GAAP, or except as required by Law; (v) dispose of any assets, including scrap, except for sales, licenses or dispositions of assets in the Ordinary Course of Business; (vi) subject any assets to any Lien or pledge or mortgage any assets, other than Permitted Exceptions and other than Liens arising in the Ordinary Course of Business that will be released at Closing; (vii) make any non-budgeted capital expenditure in excess of $100,000 individually or $200,000 in the aggregate; (viii) merge or consolidate with any other Person or effect a recapitalization or similar transaction or (ix) take or permit (or omit to take) any action that would cause any of the changes, events or conditions described in Section 3.6(b) to occur.

Section 6.3 Closing Documents. Seller shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Purchaser, the documents or instruments described in Section 7.2(h). Purchaser shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Seller, the documents or instruments described in Section 7.3(b).

Section 6.4 Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. The Company and Purchaser will use commercially reasonable efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.

(b) In the event any Action by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such Action and, if a Governmental Order is issued in any such Action, to use commercially reasonable efforts to have such Governmental Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing or that will result in the failure to satisfy any of the conditions specified in ARTICLE VII and such written notice shall specify the representation or warranty so breached or condition not satisfied and (ii) any failure of the Company, Seller or Purchaser, as the case may be, to perform or comply with any covenant to be performed or complied with by it under this Agreement.

(d) Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 of the Disclosure Memorandum.

(e) From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

(f) Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

(g) At the Closing, Seller (at its sole expense) shall take all action necessary to transfer and assign to the Company free and clear of all Liens (other than Permitted Exceptions) all assets (including rights under Contracts) primarily used in the operation of the Business owned or leased by Seller or any Affiliate of Seller (if any), except those assets that will not be transferred and assigned to the Company, but instead will be made available to the Company pursuant to the Transition Services Agreement or those assets described on Section 6.4(g) of the Disclosure Memorandum. If at any time after the Closing Date Purchaser believes that an AG Fixture Patent (as that term is defined in Section 3.13 of the Disclosure Memorandum) is critical to the Company’s supply of an Existing Company Customer, then, upon written notice from Purchaser to Seller at the notice address provided for herein, Seller shall, in good faith, entertain a request by Purchaser for a patent license to the subject AG Fixture Patent. “Existing Company Customer” means a party that purchased goods or services from the Company on or before the Closing Date. Seller shall, within fifteen (15) days after Purchaser’s notice, either consent to the request, which consent will not be unreasonably withheld, conditioned or delayed, or reject the request. In the case of a rejection, Seller shall deliver a notice of such rejection to Purchaser setting forth in reasonable detail the basis therefor subject to any confidentiality, nondisclosure, contractual or other legal obligations required of Seller. The form of any such royalty-free patent license shall be consistent with the form of patent license attached as Exhibit G to the Supply Agreement. Any disputes regarding such a request will be subject to the disputes provision under the Supply Agreement.

Section 6.5 Public Announcements. From the date hereof until the Closing, the timing and content of all announcements regarding any aspect of this Agreement to the financial community, Government Authorities or the general public shall be mutually agreed upon in advance by Seller and Purchaser; provided, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or applicable stock exchange requirements, it being understood and agreed that each party shall provide the other parties hereto with copies of any such announcement in advance of such issuance and shall work in good faith with the other parties to modify any language that such party deems reasonably necessary to change; provided, that nothing herein shall prevent any party hereto from referencing the transactions contemplated hereby (including financial returns and other matters related thereto) in confidential materials provided to investors of such party.

Section 6.6 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to its terms, Seller shall not, directly or indirectly, take, nor will Seller permit any of its Affiliates or representatives to take, and the Company shall not, directly or indirectly, take, nor will the Company permit any of its Affiliates or representatives to take, any action to solicit, initiate, encourage any inquiry, proposal or offer from any Person or engage in discussions or negotiations with, furnish any information to, or enter into any agreement with or accept any offer from any Person (other than Purchaser, its Affiliates and their respective representatives) concerning any Acquisition Proposal; provided, however, that Purchaser hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Company and has afforded access to, and engaged in discussions with, other Persons in connection with Acquisition Proposals and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Proposal without any breach by the Company of this Section 6.6.

Section 6.7 Employee Benefit Plans.

(a) During the period commencing at the Closing and ending on the last day of the calendar year in which the Closing occurs (or if earlier, the date of the employee’s termination of employment with the Company), Purchaser shall cause the Company to provide to the employees of the Company, both active and inactive who remain employees after the Closing (“Company Employees”), with benefits and compensation substantially similar in the aggregate to, or materially no less favorable in the aggregate to, the benefits and compensation provided to the Company Employees as of the date of this Agreement; provided, however, that Purchaser shall not be obligated to (i) provide Company Employees or their beneficiaries with health or other welfare benefits following termination of employment, other than as required by COBRA, (ii) provide long-term disability benefits with respect to any employee of the Company who became disabled (as determined under the terms of Seller’s long-term disability plan covering such Company Employees) prior to the Closing, (iii) provide contributions under any plan qualified under Section 401(a) of the Code, except as provided to similarly situated employees of Purchaser, or (iv) extend participation in any equity-based plan to Company Employees. Notwithstanding the foregoing, any employee of the Company who became disabled prior to the Closing shall be transferred to employment with Seller, or an Affiliate of Seller, immediately prior to Closing, and shall be employed by the Company, or another Affiliate of Purchaser, in the event that such employee is able to return to work (as determined under the terms of Seller’s disability plan), upon conclusion of any period of disability, and shall be treated as a Company Employee for purposes of this Section 6.7. Further, notwithstanding the foregoing, nothing contained herein, expressed or implied, is intended to confer upon any Company Employee any right to continued employment for any period.

(b) On and after the Closing Date, all Company Employees shall cease active participation in the Employee Benefit Plans; provided, however, that Seller shall be responsible for (i) all benefits, contributions and other Liabilities with respect to Company Employees and their beneficiaries under the Employee Benefit Plans with respect to periods and claims incurred prior to the Closing Date, and (ii) providing COBRA continuation coverage under the applicable Employee Benefit Plan to any Company Employees or their “qualified beneficiaries” (as defined in COBRA) who have a “qualifying event” (as defined in COBRA) prior to the Closing Date.

(c) On and after the Closing Date, Purchaser shall cause the Company to grant all Company Employees credit for any service with the Company earned prior to the Closing Date (i) for eligibility and vesting purposes, (but not for benefit accrual purposes); provided, however, such service shall not be recognized to the extent that it would result in a duplication of benefits, and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement that may be established or maintained by Purchaser or any of its Affiliates on or after the Closing Date (the “New Plans”). In addition, Purchaser hereby agrees that Purchaser shall, subject to the approval of any insurer providing primary coverage or stop loss coverage with respect to such New Plan (which approval Purchaser shall take commercially reasonable steps to obtain), cause (i) the New Plans to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Company Employee (or covered dependent thereof) under any Employee Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred during the year in which the Closing Date occurs and on or before the Closing Date by any Company Employee (or covered dependent thereof) of the Company to be taken into account for purposes of satisfying applicable deductible and maximum out-of-pocket provisions after the Closing Date for such year under any applicable New Plan. Seller shall provide Purchaser with all records and information reasonably requested by Purchaser in connection with its undertakings under this Section 6.7(c).

(d) After the Closing, Seller shall take commercially reasonable actions to cause its 401(k) plan to permit Company Employees to make direct rollovers, including in-kind rollovers of outstanding plan loans, from Seller’s 401(k) plan to Purchaser’s 401(k) plan. Seller and Purchaser shall cooperate to establish reasonable procedures to facilitate the rollover of outstanding plan loans, which may include requiring that elections to make such rollovers be made during a limited period of time following the Closing.

(e) Seller will make a contribution to the American Greetings Retirement Profit Sharing and Savings Plan (the “Savings Plan”) on behalf of each Company Employee who was eligible to participate in the Savings Plan as of Closing and who is an employee of the Company or another Affiliate of Purchaser on December 31, 2014 (the “Eligible Company Employees”), in an amount based on the calculation set forth below, such amount, if any, to be contributed by Seller to the Savings Plan on behalf of such individual for the plan year ended December 31, 2014 as if the transaction contemplated by the terms of this Agreement had not occurred. Eligible Company Employees shall not be required to complete a minimum number of hours during 2014 in order to receive such contribution. Such contribution, if any, shall be based on the elective deferrals made to the Savings Plan by the Eligible Company Employee through the Closing Date for determination of any discretionary matching contribution, as well as the compensation paid to such individual through the Closing Date with respect to any discretionary matching and/or profit sharing contribution (the “Savings Plan Contribution”). Seller shall only be required to make a Savings Plan Contribution on behalf of Eligible Company Employees if Seller makes a matching contribution and/or profit sharing contribution on behalf of the participants in the Savings Plan for Seller’s fiscal year ending February 28, 2015. The Savings Plan Contribution will be made on behalf of Eligible Company Employees only if they are employees of the Company or another Affiliate of Purchaser as of December 31, 2014 and will be made at such time as the Company makes the contribution for eligible participants under the Savings Plan. By January 31, 2015, Purchaser shall provide Seller with a list of all Eligible

Company Employees who were employees of the Company or another Affiliate of Purchaser on December 31, 2014.

(f) Purchaser shall indemnify and hold Seller harmless from any obligations or liabilities (including attorneys’ fees and costs) arising under the WARN Act as a result of any actions taken by Purchaser on or after the Closing Date.

(g) Purchaser shall cause the Company to (i) satisfy all obligations consistent with the Company’s existing policies to reemploy or reinstate any individual who is on a leave of absence, paid or unpaid (including but not limited to a disability leave, a leave due to an injury or illness subject to workers’ compensation, military leave or a leave under the Family and Medical Leave Act) or is otherwise absent from active employment for any other reason on the Closing Date and whose most recent employment prior to the Closing Date was as an employee of the Company; and (ii) continue the payments to any such individual who is receiving short term disability pay on the day before the Closing Date under any employee benefit plan of the Company in accordance with the Company’s applicable short term disability plan or policy until the date that such payments would otherwise terminate under said short term disability plan or policy.

(h) Seller shall be responsible for all Liabilities arising under or relating to the matters set forth in Section 3.12(e) of the Disclosure Memorandum.

(i) Following the Closing Date, certain employees of the Company may remain eligible to receive compensation payments under Seller’s annual incentive compensation plan relating to Seller’s fiscal year ending February 28, 2015, Seller’s long-term incentive compensation plan for the three-year period ending February 29, 2016, Seller’s Executive Incentive Plan, Seller’s enhanced long-term compensation plan for the three-year period ending February 29, 2016, and outstanding restricted stock units and/or outstanding performance shares previously granted by Seller which are to be settled in cash (collectively, the “Seller Incentive Compensation Arrangements”). Upon the achievement of any performance objectives or other conditions contemplated under any of such Seller Incentive Compensation Arrangements, Seller shall notify the Company of the individuals and amounts to be paid to such individuals under the respective Seller Incentive Compensation Arrangement (the “Seller Post-Closing Compensation Payments”). Seller shall pay the Company such Seller Post-Closing Payments and estimated associated employment taxes, and promptly thereafter, but not later than the payroll period next following the Company’s receipt of such Seller Post-Closing Compensation Payments, the Company shall pay the applicable individuals the Seller Post-Closing Compensation Payments and remit such associated employment taxes to the appropriate taxing authorities. Except for the express obligations set forth in this Section 6.7(i), neither the Company nor Purchaser (nor any of its Affiliates) shall have any obligation or Liability whatsoever with respect to the Seller Incentive Compensation Arrangements or any amounts payable or claimed payable thereunder or arising out of the Company’s or Purchaser’s processing of such payments hereunder (including all Liabilities for employment and other Taxes), all of which shall remain the responsibility of Seller.

(j) Without limiting the generality of Section 10.6, the provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement. No employee or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 6.8 Indemnification of Directors and Officers. For a period of at least six (6) years after the Closing Date, the Governing Documents of the Company shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in such Governing Documents as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Company or who were otherwise entitled to indemnification pursuant to such Governing Documents. In the event the Company, or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Purchaser shall use commercially reasonable efforts to ensure that the successors and assigns of the Company shall assume, at and as of the closing of the applicable transaction referred to in this Section 6.8, all of the obligations set forth in this Section 6.8. The provisions of this Section 6.8 are (a) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 6.8, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 6.8 and (b) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.

Section 6.9 Transfer Taxes. Except as provided for in Section 6.10(c)(iii), all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne one-half (50%) by Purchaser and one-half (50%) by Seller.

Section 6.10 Tax Matters.

(a) Filing Returns.

(i) Consolidated Income Tax Returns. Seller shall include the income of the Company (including any deferred items treated as income by Treasury Regulation § 1.1502-13 and any excess loss account taken into income under Treasury Regulation § 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date, and shall also include such income on any consolidated, combined or unitary state income Tax Returns, and pay all Taxes attributable to such income. All such Tax Returns, to the extent that they relate to the Company, shall be prepared and filed in a manner consistent with prior practice, except as may be required by Law or, in the absence of a prior practice, in a reasonable manner. Purchaser shall furnish within a reasonable period of time Tax information to Seller for the period that includes the Closing Date as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. Purchaser shall consult and cooperate with Seller as to any elections to be made on Tax Returns of the Company filed pursuant to this Section 6.10(a)(i).

(ii) Other Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, which Tax Returns shall be prepared in a manner consistent with prior practice, except as may be required by Law or, in the absence of a prior practice, in a reasonable manner. Purchaser shall then file such Tax Returns or cause such Tax Returns to be filed. Upon Purchaser’s request, Seller shall permit Purchaser to review and comment on each such Tax Return at least twenty (20) days prior to filing; provided that Seller shall not be required to make any changes to such Tax Returns, unless such changes are necessary for such Tax Returns to comply with applicable Law. Seller shall reimburse Purchaser for Taxes of the Company with respect to such periods within (10) days after payment by Purchaser or the Company of such Taxes, but only to the extent in excess of any amount accrued for such Taxes and taken into account for purposes of the Net Working Capital Adjustment. Purchaser shall not amend any Tax Return of the Company for taxable periods ending on or before the Closing Date. To the extent a third party is engaged to represent the Company in a Tax audit or dispute related to a period that ends on or before the Closing Date, the reasonable costs related to the services performed by any such third party shall be paid by Seller.

(iii) Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date, which Tax Returns shall be prepared in a manner consistent with the Company’s prior practice, if any, except as may be required by Law. Upon Seller’s request, Purchaser shall permit Seller to review and comment on each such Tax Return at least twenty (20) days prior to filing; provided, that Purchaser shall not be required to make any changes to such Tax Returns, unless such changes are necessary for such Tax Returns to comply with applicable Law. Seller shall pay to Purchaser within ten (10) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date, but only to the extent in excess of any amount accrued for such Taxes and taken into account for purposes of the Net Working Capital Adjustment. For purposes of this Section 6.10(a)(iii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, sales, payroll or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, sales, payroll or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date; provided that any deductions relating to Funded Indebtedness or Company Transaction Expenses shall be allocated to the portion of such Tax period ending on the Closing Date.

(b) Additional Tax Matters.

(i) Any Tax sharing agreement between Seller and the Company shall terminate as of the Closing Date and shall have no further effect for any taxable year.

(ii) Notwithstanding anything to the contrary contained in Section 9.3 hereof, Purchaser shall not have the right to participate in any Tax audit, examination, proceeding or claim that involves a consolidated, combined or unitary group of Seller or to consent to the settlement of any such Tax audit, examination, proceeding or claim in any case so long as the resolution thereof would not (and would not reasonably be expected to) have a material adverse effect on Purchaser or a Material Adverse Effect on the Company for any Tax period ending after the Closing Date. Seller shall have the right to control any other Tax audit, examination, proceeding or claim with respect to a taxable period ending on or before the Closing Date, and Purchaser shall have the right to control the defense of any Tax audit, examination and proceeding or claim relating to a taxable period beginning before, and ending after, the Closing Date. Except as provided in the first sentence hereof, the non-controlling party shall have the right to participate in the defense of any such Tax audit, examination, proceeding or claim, and the controlling party may not settle any such Tax audit, examination, proceeding or claim without the prior written consent of the non-controlling party, such consent not to be unreasonably withheld, delayed or conditioned; provided that Purchaser’s consent shall not be required if such settlement would not impact the Tax position of Purchaser or the Company in taxable periods ending after the Closing Date.

(iii) Seller shall be entitled, without duplication, to (i) any Tax refunds, including interest paid therewith and (ii) any amounts attributable to the Company that are credited against any Tax or to which the Company becomes entitled, in each case with respect to any Tax period ending on or before the Closing Date or, in the case of any Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion thereof that ends on the Closing Date (in either such case, a “Pre-Closing Tax Period”). Purchaser shall forward or reimburse to Seller in cash, any such Tax refund received or the amount of any such credit, within ten (10) days after actual receipt of such refund or application and utilization of such credit.

(iv) Purchaser, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Company, on one hand, and Seller, on the other, agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser and the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records; provided that Seller shall not be required to provide any consolidated, combined or unitary Tax Return that includes Seller or a Subsidiary of Seller other than the Company, except to the extent necessary for Purchaser to determine a Tax attribute or Liability of the Company with respect to any taxable period (or portion thereof) beginning after the Closing Date.

(v) If, after the Closing Date, Purchaser or the Company receives any notice, letter, correspondence, claim or decree relating to any Pre-Closing Tax Period from any Governmental Authority (“Tax Notice”), Purchaser or the Company shall, and shall cause Purchaser or the Company, as the case may be, to deliver such Tax Notice to Seller within ten (10) days after receipt thereof. Similarly, if Seller receives a Tax Notice, Seller shall deliver such Tax Notice to Purchaser within ten (10) days after receipt thereof.

(c) Section 338(h)(10) Election.

(i) Purchaser and Seller agree that, upon request of Purchaser, Seller shall join Purchaser in making an irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign Law) with respect to the purchase and sale of the Stock under this Agreement (the “Section 338(h)(10) Election”). In connection therewith, (A) at the Closing Seller shall execute and deliver to Purchaser any and all forms necessary to effectuate the Section 338(h)(10) Election (including Internal Revenue Service Form 8023 and any similar forms under applicable state income Tax Laws) (collectively, the “Section 338(h)(10) Forms”); and (B) Purchaser shall pay to Seller, as an addition to the Purchase Price, an amount (the “Section 338(h)(10) Amount”) equal to the lesser of (x) $2,000,000 and (y) Seller’s total liability for Taxes resulting from or related to the transactions contemplated by this Agreement (including the payment of the Section 338(h)(10) Amount) in excess of what would have been Seller’s liability for Taxes resulting from or related to the transactions had the parties not elected to make the Section 338(h)(10) Election, all as determined in accordance with this Section 6.10(c).

(ii) The Section 338(h)(10) Amount shall be determined in accordance with the Section 338(h)(10) Allocation Statement (as hereinafter defined) by the office of Deloitte LLP that currently assists Seller with certain Tax matters. Seller shall promptly provide to Deloitte LLP all Tax Returns (including all federal consolidated income Tax Returns), workpapers, and other documentation or information as Deloitte LLP may request to assist in its determination of the Section 338(h)(10) Amount. Seller shall deliver the computation of the Section 338(h)(10) Amount (the “Section 338(h)(10) Computation”) to Purchaser within thirty (30) days after receipt of the Section 338(h)(10) Allocation Statement. Purchaser shall be responsible for the fees and expenses charged by Deloitte LLP for their services in connection with the Section 338(h)(10) Computation to the extent that the sum of such fees and expenses plus the Section 338(h)(10) Amount does not exceed $2,000,000, and Purchaser and Seller shall each be responsible for one-half (1/2) of any such fees and expenses in excess of such amount. Purchaser shall have thirty (30) days after receipt of the Section 338(h)(10) Computation to examine the same and submit a notice to Seller of its objections, if any, which notice shall contain a statement of the basis of each of Purchaser’s objections. If Purchaser has not given notice to Seller within such 30-day period, or if the parties are able to resolve any objections raised by Purchaser through negotiations, then the Section 338(h)(10) Amount as computed by Deloitte LLP, as adjusted based on the resolution by the parties of Purchaser’s objection (if applicable), shall be final and binding on the parties for all purposes. If the parties are unable to resolve any objections to the Section 338(h)(10) Computation within thirty (30) days after notice of such objections have been given to Seller, the issues in dispute shall be referred for resolution to the Accounting Firm. Seller shall promptly provide to the Accounting Firm all Tax Returns (including all federal consolidated income Tax Returns), workpapers, and other documentation or information as the Accounting Firm may reasonably request to assist in its resolution of any such dispute; provided that such Tax Returns and other information may not be disclosed by the Accounting Firm to Purchaser or any other Person and shall be kept confidential. The Accounting Firm shall complete its review of the Section 338(h)(10) Computation and any documentation submitted by the parties with respect thereto within thirty (30) days after they are engaged, and the decision of the Accounting Firm shall be final and binding on Purchaser and Seller. Upon resolution of the dispute, the Accounting Firm shall prepare and forward to Purchaser and Seller an explanation of its determination with respect to the issues in dispute and a revised Section 338(h)(10) Computation, adjusted in accordance with the determination of the Accounting Firm with respect to the issues in dispute. In such event, the Section 338(h)(10) Amount reflected in the revised Section 338(h)(10) Computation shall be final and binding on the parties for all purposes. Purchaser and Seller shall each be responsible for one-half ( 1⁄2) of the fees and expenses charged by the Accounting Firm for their services in connection with any dispute regarding the Section 338(h)(10) Computation. Purchaser shall not file with any Governmental Authority any Tax form, statement or election with respect to the Section 338(h)(10) Election unless and until Purchaser pays the Section 338(h)(10) Amount by wire transfer of immediately available funds to the account of Seller as Seller shall promptly designate in writing upon request of Purchaser.

(iii) Purchaser will determine, in consultation with Seller, the allocation of the Purchase Price and other relevant items among the Company’s assets as of the Closing in accordance with the requirements of Code § 338 and the Treasury Regulations thereunder. Once reviewed and adjusted if and as required by Purchaser’s independent financial auditors, such allocations shall be final and binding upon Purchaser and Seller (the “Section 338(h)(10) Allocation Statement”). Purchaser and Seller shall report the transactions consistently with the Section 338(h)(10) Election utilizing the allocation set forth in the Section 338(h)(10) Allocation Statement in the preparation of all Tax Returns or other forms and for all other federal, state and local Tax purposes, and any increase or decrease in the Purchase Price after Closing shall be allocated in the same manner. A party may change the agreed-upon allocations only in order to be consistent with any finally-adjudicated adjustments made to the returns of another party hereto.

Section 6.11 Updated Disclosure Memorandum. At any time prior to Closing, but in any event promptly upon becoming aware of any actions, events, conditions, circumstances or matters for which a Disclosure Memorandum Supplement is required to be delivered pursuant hereto, the Company shall deliver to Purchaser written updates to, or written substitutions of, any section of the Disclosure Memorandum identified in ARTICLE III and ARTICLE IV in order to make the representations and warranties set forth in ARTICLE III and ARTICLE IV true and correct in all material respects as of the Closing Date (or if such representation and warranty is qualified by materiality, then true and correct in all respects as of the Closing Date) (each such additional written disclosure, a “Disclosure Memorandum Supplement”); provided that a Disclosure Memorandum Supplement may only amend the sections to this Agreement to reflect actions, events, conditions, circumstances or matters (a) occurring or arising after the execution and delivery of this Agreement, and (b) which are not the result of the failure by Seller or the Company to perform or comply with any covenant set forth in this Agreement. The sections to the Disclosure Memorandum as amended by any such Disclosure

Memorandum Supplement shall be effective for all purposes of this Agreement; provided that such Disclosure Memorandum Supplement shall not affect Purchaser’s right to terminate this Agreement in accordance with Section 8.1(d).

Section 6.12 Use of Name. Neither Purchaser nor its Affiliates will at any time use the name American Greetings Corporation or any derivation thereof without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion for any reason or for no reason. Neither Purchaser nor its Affiliates will at any time use the name “AGI In-Store” or any derivation thereof in any manner that would or could reasonably be expected to denigrate, disparage, tarnish, present in a false light or otherwise reflect negatively on Seller or its Affiliates.

Section 6.13 Resignations. Seller shall, or shall cause the Company to, deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Company at least five (5) Business Days prior to the Closing.

Section 6.14 Insurance Matters. If, following the Closing, the Company suffers any Losses which Purchaser reasonably believes are covered under any insurance policy maintained by or insuring the Company or Seller or any of its Affiliates, including any insurance policy, listed in Section 3.15 of the Disclosure Memorandum, that provides coverage with respect to such Losses (collectively, the “Insurance Policies”), which claim is based on an incident, event, occurrence or accident that took place prior to Closing (each, a “Pre-Closing Insured Event”), then Seller agrees to provide, and to cause its Affiliates and use its commercially reasonable efforts to cause its insurance brokers, agents and third party administrators (collectively, the “Insurance Advisors”) to provide, reasonable cooperation and assistance to the Company in connection with the submission, adjustment and resolution of any claim made by the Company on or under such Insurance Policies. Such cooperation by Seller, its Affiliates and the Insurance Advisors shall include providing reasonable access to books, records and documents (including electronically stored information) as the Company reasonably may require in connection with such claims. At the Company’s request, pursuant to written notice to Seller, Seller and/or its applicable Affiliates and/or the Insurance Advisors shall provide notice or submit a claim under any such applicable Insurance Policy on behalf of the Company (and at the Company’s sole cost, including the payment of any deductible), and Seller shall, or shall cause its applicable Affiliates or Insurance Advisors to, use commercially reasonable efforts to collect claim amounts requested thereunder, to follow the reasonable and lawful directions of the Company in the prosecution of such claim and cause any such claim proceeds collected to be paid to the Company or, if such claims are denied, to provide such denial in writing together with a reasonably detailed explanation of the basis therefor, but nothing herein shall require Seller or any of its Affiliates to commence any lawsuit or arbitration proceeding or otherwise participate in any lawsuit or arbitration proceeding against any insurance company to enforce the terms of any applicable Insurance Policy (provided that the foregoing limitations shall in no way limit the obligations of Seller and its Affiliates to cooperate with and assist the Company as otherwise provided herein). In addition, Seller shall not, and shall cause its Affiliates not to, amend, modify or terminate any Insurance Policy in any manner detrimental to the Company or to waive, settle, release or subrogate any claim of the Company without its consent. The Company and Purchaser will provide all such books, records and documents (including electronically stored information) and provide such cooperation and assistance as Seller reasonably may require in connection with any such Pre-Closing Insured Event. Notwithstanding anything to the contrary contained in this

Section 6.14 or in this Agreement, the provisions of this Section 6.14 do not amend, modify, limit or otherwise change in any way Seller’s indemnification obligations contained in ARTICLE IX of this Agreement.

Section 6.15 Title Matters; Consents.

(a) Section 6.15(a) of the Disclosure Memorandum contains a proforma title insurance policy for the Owned Real Property (the “Title Insurance Proforma”) naming the Company as insured thereunder and issued by First American Title Insurance Company (the “Title Company”) and Seller has delivered to Purchaser a true, correct and complete copy of the Existing Survey. Immediately prior to the Closing, Seller will cause the Title Company to update the Title Proforma and to issue an Owner’s Title Insurance Policy naming the Company as insured thereunder in the precise form of the Title Insurance Proforma with no new or additional exceptions and with all endorsements attached thereto in the same form as are attached to the Title Insurance Proforma (the “Title Insurance Policy”), bearing an effective date and time immediately prior to the Closing. In the event that the Title Company determines that there may be new or additional exceptions or requirements prior to issuance of the Title Insurance Policy, then Seller shall cause such exceptions to be removed and such requirements to be complied with at Seller’s sole cost and expense. All costs and expenses for the Title Insurance Policy, including premiums and costs of endorsements, shall be paid by Seller prior to Closing, but at Closing, Seller shall receive a payment from Purchaser for one-half (1/2) of such costs and expenses.

(b) Prior to Closing, the Company shall use commercially reasonable efforts to obtain the consents to this transaction required by the Leases for the Leased Real Property listed in Section 3.15(b) of the Disclosure Memorandum that require written consent, and cooperate with Purchaser’s efforts to obtain estoppels and/or nondisturbance agreements from Lessors as reasonably requested by Purchaser. The Company shall not be required to cooperate in the pursuit of the execution or recording of memoranda of lease or leasehold mortgages with respect to Leased Real Property

Section 6.16 Financial Statements; Access to Financial and Other Information.

(a) Seller shall furnish to Purchaser within twenty (20) days after the end of each month and within thirty (30) days after the end of each fiscal quarter ending between the date hereof and the Closing Date a statement of income and expense of the Company for the applicable month and/or quarter just ended and such financial information (including information on payables and receivables) as Purchaser may reasonably request and which is prepared in the Ordinary Course of Business and in accordance with the Company Accounting Policies.

(b) On not less than seven (7) Business Days’ prior written notice from Purchaser and at Purchaser’s expense, Seller agrees to provide Purchaser and Purchaser’s auditors sufficient access to the Company’s information and personnel to obtain all of the information they reasonably require to obtain or develop historical and/or pro forma financial information regarding the Business as Purchaser reasonably believes is necessary or appropriate in complying with its public reporting obligations under applicable securities Laws or the rules of the New York Stock Exchange, including audited financial statements for the Business for fiscal periods prior to the Closing Date.

(c) Seller shall furnish to Purchaser the information described in Section 6.16(c) of the Disclosure Memorandum within one (1) Business Day after the date hereof (or by such later date noted on such schedule).

Section 6.17 Obligations of Affiliates. Except as contemplated in this Agreement, on or before the Closing Date, Seller shall terminate any ongoing agreements, arrangements or understandings between it and any of its Affiliates on the one hand, and the Company, on the other hand so that following the Closing Date the Company shall have no obligations of any kind or nature to Seller or any of its Affiliates except for those specified in this Agreement and the Ancillary Agreements, and all debts and other obligations owed or required to be performed by Seller or its Affiliates to the Company shall be paid or discharged in full. Seller shall deliver to Purchaser at Closing evidence of such terminations reasonably satisfactory to Purchaser.

Section 6.18 Release. Effective as of the Closing, Seller hereby releases and forever discharges the Company, from any and all rights, Actions, judgments, obligations, Liabilities and damages, whether accrued or unaccrued, asserted or unasserted, fixed or contingent, and whether known or unknown relating to the Company, which ever existed or now exists, by any reason whatsoever, relating to any fact, situation, circumstance, status, event, act, failure to act, or transaction occurring on or prior to the Closing Date; provided, however, that, nothing contained in this Section 6.18, shall be deemed to release the Company or Purchaser or any of its Affiliates from any of their respective obligations under this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby.

Section 6.19 No Transfer of Stock. Seller covenants that prior to the Closing, without Purchaser’s written consent, Seller shall not sell, transfer, mortgage, pledge or otherwise dispose of, or suffer to be imposed any Lien on, the Stock.

Section 6.20 Data Room Record. As promptly as practicable after the date hereof, the Company shall deliver to Purchaser a copy of a CD or DVD-ROM containing a true, correct and complete copy of the Data Room.

Section 6.21 Non-solicitation.

(a) For a period of three (3) years commencing on the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.21(a) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated after the Closing by the Company or Purchaser or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b) For a period of five (5) years commencing on the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit, induce or entice, or attempt to solicit, induce or entice, any clients or customers of the Company or any distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person transacting business with the Company in the Territory for purposes of diverting their business or services from the Company or otherwise in any way, interfering with the business relationship between any of the foregoing and the Company.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.21 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). The time period during which the prohibitions set forth in this Section 6.21 shall be tolled and suspended for a period equal to the aggregate time during which Seller, or any of its Affiliates, violates such prohibitions in any respect.

(d) Seller acknowledges that the restrictions contained in this Section 6.21 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.21 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.21 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.22 Accounts Receivable and Inventory Repurchase.

(a) From and after the Closing, the Company shall (i) use commercially reasonable efforts to collect the accounts receivable included in the final Net Working Capital determined pursuant to Section 2.2(b) (the “Closing Date Accounts Receivable”) in the Ordinary Course of Business, but the Company shall not be required to (A) initiate suit or resolve claims of offset for any reason whatsoever or (B) undertake any other collection activity outside of the Ordinary Course of Business; (ii) commencing ninety (90) days following the Closing Date, provide Seller a report within thirty (30) days after each calendar month after the Closing indicating the amount received by the Company under the Closing Date Accounts Receivable and an aging of all such Closing Date Accounts Receivable; (iii) provide notice to Seller of any of the Closing Date Accounts Receivable that are disputed by the Person owing such amount, which notice shall include the name of the Person disputing the Closing Date Accounts Receivable, the amount of the Closing Date Accounts Receivable in dispute, the invoice number that is the subject of the dispute and all of the information available to Company with respect to the dispute; and (iv) not compromise, settle, reduce, forgive or otherwise accept less than the full amount due with respect to any of the Closing Date Accounts Receivable without the written consent of Seller.

(b) If any of the Closing Date Accounts Receivable are not collected in full within six (6) months after the due date thereof, the Company will transfer or assign (without recourse or warranty, except as to title) the particular Closing Date Accounts Receivable to Seller and Seller will pay promptly the Company the full face amount of such Closing Date Accounts Receivable that remains unpaid, less any portion thereof that was included in the reserve for doubtful accounts of the Company as of the Closing Date. After such transfer or assignment, Seller will be permitted to exercise all such remedies as it deems necessary or appropriate against the account debtor to collect the transferred Closing Date Accounts Receivable; provided, however, that if Seller commences any Action against any account debtor in respect of a Closing Date Accounts Receivable transferred and assigned to Seller pursuant hereto, then Seller shall indemnify the Company for any Losses incurred, sustained, suffered or paid by, or imposed upon the Company and defend at Seller’s expense any Action (including any counterclaim) commenced against the Company by such account debtor arising from or in any way relating to the sale by the Company of any products to such account debtor, or the performance of any service by the Company for such account debtor, prior to the Closing Date. If after such transfer or assignment the account debtor pays the Company the amount due under the transferred Closing Date Accounts Receivable, then the Company will remit such amount to Seller.

(c) If and to the extent that the Company does not sell any of the Company’s inventory (other than the Danville Inventory) included in the final Net Working Capital determined pursuant to Section 2.2(b) within twelve (12) months after the Closing Date, then Purchaser shall be entitled to cause the Company to assign (f.o.b. the Company’s facility at which such inventory is located and without any warranty, other than as to title) any or all of such unsold inventory to Seller, and Seller shall accept such assignment and promptly pay to the Company an amount, in cash, equal to the value of such unsold inventory as reflected in the final Net Working Capital determined pursuant to Section 2.2(b). Without limiting Seller’s obligation to pay for such unsold inventory, Seller shall have the option at the end of such twelve (12) month period to: (i) instruct the Company to scrap all or any portion of such unsold inventory at the Company’s cost or (ii) ship all or any portion of such unsold inventory to Seller or to its designated destinations at Seller’s cost. Purchaser shall cause the Company to use its commercially reasonable efforts to sell in the Ordinary Course of Business (when selling new, first quality inventory) the inventory included in the final Net Working Capital determined pursuant to Section 2.2(b). Purchaser shall cause the Company to execute and deliver to Seller all instruments as are reasonably necessary to effectively vest in Seller all of the right, title and interest of the Company with respect to the inventory that may be assigned to Seller pursuant to this Section 6.22.

Section 6.23 Certain Pricing Matters. As soon as practicable after the date hereof, the Company shall deliver to Purchaser a draft of Exhibit A to the Supply Agreement titled “Current Pricing” (such Exhibit A referred to in this Section 6.23 as the “Pricing Exhibit”), which Pricing Exhibit will be prepared using the methodologies and principles described in Schedule I hereto, which methodologies and principles were used in the Company’s process of calculating the Current Product Prices (the “Process”). Promptly following receipt of the Pricing Exhibit, Purchaser may conduct an on-site review (at the Company’s 376 Pine Street location) of the supporting information used in the Process as Purchaser reasonably determines is necessary for Purchaser to confirm up to fifty (50) of the Current Product Prices set forth in the draft Pricing

Exhibit (the “Review Sampling”), and during such on site review, Purchaser shall have access to Company personnel and all such records or other information as were relied upon in the Process by the Company in preparing the draft Pricing Exhibit. The Review Sampling will consist of such ‘high volume’ Products and Accessories as Purchaser shall select. If Purchaser objects to such draft Pricing Exhibit, it will notify the Company, and Seller and Purchaser will thereupon negotiate in good faith a resolution to such objection. Capitalized terms not defined in this Section 6.23 or in Schedule I, will have the meanings given those terms in the Supply Agreement.

ARTICLE VII — CONDITIONS TO CLOSING

Section 7.1 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser and Seller to the extent permitted by applicable Law:

(a) No Injunction. At the Closing there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, no Action shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) Filings and Consents. All material consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect. Notwithstanding anything to the contrary contained herein, Purchaser shall be solely responsible for any costs or fees associated with the foregoing.

Section 7.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser to the extent permitted by applicable Law:

(a) Representations and Warranties with respect to the Company; Performance of Obligations. All representations and warranties made by Seller in ARTICLE III (i) if qualified in any respect as to materiality (including references to Material Adverse Effect) shall be true and correct and (ii) if not qualified by materiality, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date). The Company shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by it under the terms of this Agreement prior to or at Closing; provided, that, with respect to covenants that are qualified by materiality, the Company shall have duly performed or complied with such covenants, as so qualified, in all respects.

(b) Representations and Warranties of Seller; Performance of Obligations. All representations and warranties made by Seller in ARTICLE IV (i) if qualified in any respect as to materiality (including references to Material Adverse Effect) shall be true and correct and (ii) if not qualified by materiality), shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date. Seller shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by it under the terms of this Agreement prior to or at Closing; provided, that, with respect to covenants that are qualified by materiality, Seller shall have duly performed or complied with such covenants, as so qualified, in all respects.

(c) Consents and Approvals. The Company shall have made all filings and shall have obtained all authorizations, consents and approvals set forth on Section 7.2(c) of the Disclosure Memorandum (the “Closing Date Consents”);

(d) Release of Liens; Debt Payment. The Company shall have obtained releases of (pursuant to UCC 3’s, as applicable, or otherwise the right to release), all Liens (other than any Permitted Exceptions) relating to the assets and properties of the Company;

(e) Purchaser shall have received reasonably satisfactory evidence that all the agreements, arrangements and understandings between the Company and Seller or any of Seller’s Affiliates required to be terminated pursuant to Section 6.16 hereof have been so terminated.

(f) Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect or any event, occurrence, fact, condition or change that is reasonably likely to result in a Material Adverse Effect.

(g) Each of the executives listed in Section 7.2(g) of the Disclosure Memorandum (the “Executives”) shall have entered into an employment agreement with Purchaser or an Affiliate of Purchaser on terms satisfactory to Purchaser or such Affiliate (collectively, the “Employment Agreements”).

(h) Closing Deliveries. Prior to or at the Closing, Seller shall have, or shall have caused, as applicable, the Company to have, delivered the following closing documents and instruments in form and substance reasonably acceptable to Purchaser:

(i) a certificate of a corporate officer of the Company and Seller, dated the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii) certified copies of (A) the resolutions of the Company and Seller authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements to which the Company or Seller is a party, as appropriate, and the consummation of the transactions contemplated hereby and thereby and (B) the Governing Documents of the Company and Seller;

(iii) letters of resignation from each of the directors and officers of the Company resigning from their respective office as a director and/or officer of the Company;

(iv) a good standing or similar certificate of the Company and Seller from their respective jurisdictions of formation dated within seven (7) days prior to the Closing Date;

(v) copies of all Closing Date Consents;

(vi) the Section 338(h)(10) Forms;

(vii) counterpart signature pages of the Supply Agreement and the Transition Services Agreement executed by Seller;

(viii) a certificate pursuant to Treasury Regulation § 1.1445-2(b) that Seller is not a foreign person within the meaning of § 1445 of the Code;

(ix) certificates evidencing ownership of the Stock duly endorsed in blank or with duly executed powers attached;

(x) if not then in possession of the Company, the minute books and stock ledger and any other books and records, including W-9s or W-8s for all Company vendors, of the Company;

(xi) the Title Insurance Policy in the form required by Section 6.15(a);

(xii) patent assignment by which the patents listed in Section 3.13 of the Disclosure Memorandum that are designated as being transferred from Seller to the Company shall have been assigned by Seller to the Company no later than the Closing Date;

(xiii) copies of such documentation as reasonably requested by Purchaser evidencing the transfer to the Company of all assets required to be transferred by Seller pursuant to Section 6.4(g) hereof;

(xiv) copies of a valid reseller permit or similar documentation issued to the Company by the State of Kentucky and a valid resale certificate or similar documentation delivered by the Company to Seller with respect to assets transferred by Seller to the Company pursuant to Section 6.4(g) hereof; and

(xv) such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated hereby.

(i) The Pricing Exhibit shall be in form and substance reasonable acceptable to Purchaser.

Section 7.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

(a) Representations and Warranties; Performance of Obligations. All representations and warranties made by Purchaser in this Agreement (i) if qualified in any respect as to materiality (including references to Material Adverse Effect) shall be true and correct and (ii) if not qualified by materiality, shall be true and correct in all material respects, in each case as of date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date). Purchaser shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by it under the terms of this Agreement prior to or at the Closing; provided, that, with respect to covenants that are qualified by materiality, Purchaser shall have duly performed or complied with such covenants, as so qualified, in all respects.

(b) Closing Deliveries. Prior to or at the Closing, Purchaser shall have delivered to Seller the following closing documents in form and substance reasonably acceptable to Seller:

(i) a certificate of an officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) have been satisfied;

(ii) counterpart signature pages of the Supply Agreement and the Transition Services Agreement executed by the parties thereto (other than Seller);

(iii) a certificate of existence issued from the Secretary of State from the state of formation of Purchaser;

(iv) certified copies of (i) the resolutions of the board of directors of Purchaser authorizing the execution, delivery and consummation of this Agreement and each of the Ancillary Agreements to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby and (ii) the Governing Documents of Purchaser; and

(v) such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated hereby.

(c) Closing Date Payments. Purchaser shall have paid the amounts due in accordance with Section 2.2(a)(ii), Section 2.2(a)(iii) and Section 2.2(a)(iv).

ARTICLE VIII — TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, by delivery of written notice of such termination to the other, if the Closing shall not have been consummated on or before September 30, 2014 (the “Termination Date”), unless the Termination Date is extended by written agreement of Seller and Purchaser; provided, however, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the Termination Date;

(c) by Seller, by delivery of written notice of such termination to Purchaser, if there has been an inaccuracy in, or breach of, any representation or warranty or a failure to perform or comply with any covenant or agreement made by Purchaser in this Agreement, such that any condition in Section 7.3 would not be satisfied and which, if such inaccuracy, breach or failure is curable, has not been cured to the satisfaction of Seller by Purchaser within fifteen (15) Business Days after receipt of written notice from Seller requesting such inaccuracy, breach or failure to be cured; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Seller if the failure of the Company or Seller to fulfill any of their obligations under this Agreement has been the primary cause of, or resulted in, such inaccuracy, breach or failure;

(d) by Purchaser, by delivery of written notice of such termination to Seller, if there has been an inaccuracy in, or breach of, any representation or warranty or a failure to perform or comply with any covenant or agreement made by the Company or Seller in this Agreement, such that any condition in Section 7.2 would not be satisfied and which, if such inaccuracy, breach or failure is curable, has not been cured by the Company or Seller, as applicable, within fifteen (15) Business Days after receipt of written notice from Purchaser requesting such inaccuracy, breach or failure to be cured; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such inaccuracy, breach or failure; or

(e) by either Seller or Purchaser, if any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement through and beyond the Termination Date and such Governmental Order or other action shall have become final and nonappealable.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the parties hereunder shall terminate and no party shall have any Liability to the other party, except for rights and obligations of the parties hereto in Sections 6.1(d), 6.5, 8.2, ARTICLE X and the Confidentiality Agreement, which shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, termination of this Agreement pursuant to Section 8.1 shall not release any party from any Liability for actual fraud or any breach by such party of the terms and provisions of this Agreement prior to such termination.

ARTICLE IX — SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller and Purchaser contained in ARTICLE III, ARTICLE IV or ARTICLE V shall survive the Closing for a period of eighteen (18) months after the Closing Date, except that the representations and warranties contained in (i) Sections 3.1(a) (Organization, Good Standing, Qualification and Power), 3.4 (Capitalization; Subsidiary), 3.18 (Brokers), 3.19 (Assets) (to the extent they relate solely to matters of title), 4.1 (Ownership), 4.2 (Authority), 4.4 (Brokerage), 5.2 (Authorization) and 5.5 (Brokers) shall survive the Closing indefinitely, (ii) Section 3.9 (Taxes) shall survive the Closing and terminate thirty (30) days after the expiration of the applicable statute of limitation, (iii) Section 3.12 (Employee Benefit Plans) shall survive the Closing and terminate thirty (30) days after the expiration of the applicable statute of limitation, and (iv) Section 3.10 (Environmental Matters) shall survive the Closing and terminate five (5) years after the Closing Date. The covenants which by their terms contemplate performance at or prior to the Closing shall survive the Closing until the eighteen (18)-month anniversary of the Closing Date. The covenants which by their terms contemplate performance after the Closing shall survive the Closing in accordance with their respective terms. No claim for indemnification hereunder may be asserted against either party for breach of any representation, warranty, covenant or agreement, unless written notice of such claim is received by such party describing in reasonable detail the facts and circumstances (to the extent then known) with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 9.1. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 9.2 General Indemnification.

(a) Subject to the terms and conditions of this ARTICLE IX and effective on and after the Closing, Seller will indemnify, defend and hold Purchaser and its Affiliates (which after the Closing will include the Company) and their respective officers, directors, employees, shareholders, members, managers, partners and agents and each of their heirs, executors, successors and assigns of each of the foregoing (each a “Purchaser Indemnitee” and together the “Purchaser Indemnitees”) harmless from any and all damages, losses, Liabilities, obligations, amounts paid in settlement, costs, payments, penalties, fines, assessments, judgments, Taxes, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (“Loss”) incurred, sustained, suffered or paid by, or imposed upon, any of the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of (i) any inaccuracy in, or breach of, any representation or warranty made by (A) Seller in ARTICLE III or the certificate delivered pursuant to Section 7.2(h)(i) hereto, or (B) Seller in ARTICLE IV or the certificate delivered pursuant to Section 7.2(h)(i) hereto, (ii) any Liability of the Company or Seller for (A) any and all Taxes for any Pre-Closing Tax Period, and (B) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing but only to the extent in excess of any amount accrued for such Taxes and taken into account for purposes of the Net Working Capital Adjustment, (iii) any failure by Seller to perform or comply with any of its covenants or agreements contained herein, (iv) any failure by the Company to perform or comply with any of its covenants or agreements contained herein which are to be performed or complied with by the Company prior to the Closing, (v) any Funded Indebtedness of the Company or Company Transaction Expenses not set forth in the Payment Instructions Letter, (vi) (A) the matters described in Section 3.27 of the Disclosure Memorandum (or, other than with respect to the matters described in Items 3 and 6 of Section 3.27 of the Disclosure Memorandum, matters substantially similar to the matters described therein (including all claims fairly and reasonably arising therefrom) relating to the manufacture, sale, distribution or use of any product or the performance of any service by the Company prior to the Closing Date), or (B) the matters described in Items 2, 4 and 5 of Section 3.8 of the Disclosure Memorandum, and (vii) each Pre-Closing Insured Event but only to the extent such Losses exceed the deductible or retention amount under the insurance policy and for which a claim has been submitted in accordance with Section 6.14 under the applicable insurance policy and the applicable insurance company has denied such claim under the applicable insurance policy due to the consummation of the transactions contemplated hereby, including due to the insurance company’s failure or refusal to consent to any transfer of rights and duties under such insurance policy; provided, however, that Seller shall have no obligation to indemnify a Purchaser Indemnitee from any Losses (x) consisting of or relating to Taxes with respect to any taxable year (or portion thereof) beginning after the Closing Date as a result of any inaccuracy in, or breach of, the representations and warranties set forth in Section 3.9 other than those set forth in Sections 3.9(f), 3.9(g), 3.9(h), 3.9(i) and 3.9(j); or (y) with respect to the obligation to indemnify Purchaser Indemnitees pursuant to Section 9.2(a)(vi), for amounts that are included as a current liability in the final Net Working Capital determined pursuant to Section 2.2(b).

(b) Subject to the terms and conditions of this ARTICLE IX and effective on and after the Closing, Purchaser will indemnify, defend and hold Seller and its Affiliates (which prior to the Closing will include the Company) and their respective officers, directors, employees, shareholders, members, managers, partners and agents and each of the heirs, executors, successors and assigns of each of the foregoing (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any and all Loss incurred, sustained, suffered or paid by, or imposed upon, any of the Seller Indemnitees based upon, arising out of, with respect to or by reason of (i) any inaccuracy in, or breach of, any representation or warranty made by Purchaser in this Agreement contained in ARTICLE V or the certificate delivered pursuant to Section 7.3(b)(i) hereto, (ii) any failure by Purchaser to perform or comply with any of its covenants or agreements contained herein, (iii) the failure of Purchaser to pay any required Section 338(h)(10) Amount, (iv) any failure by the Company to perform or comply with any of its covenants or agreements contained herein which are to be performed or complied with by the Company after the Closing Date, and (v) any Taxes properly incurred by Seller for its taxable year that includes the Closing Date attributable to any action or transaction taken by Purchaser or the Company on the Closing Date, after the Closing, outside of the Ordinary Course of Business (excluding, for the avoidance of doubt, any Tax owed by Seller by reason of the Section 338(h)(10) Election).

Section 9.3 Claim Procedure.

(a) If any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Action, suit, claim, Environmental Claim or other legal proceeding made or brought by any Person who is not a party to this Agreement, an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE IX, then such Indemnified Party shall promptly provide written notice to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”) of such claims; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. Such notice shall identify specifically the basis (with reference to the specific provision of this Agreement) under which indemnification is sought pursuant to Section 9.2 and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense of the Third Party Claim, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party unless (i) the employment of such counsel has been specifically authorized in writing by the Responsible Party, (ii) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Responsible Party would be inappropriate due to an actual or potential conflict of interest or (iii) the Indemnified Party shall have been advised by counsel that one or more defenses are available to the Indemnified Party that are not available to the Responsible Party (provided, that the Responsible Party shall not be liable for the fees and expenses of more than one firm or counsel for all Indemnified Parties, other than local counsel). So long as the Responsible Party is diligently defending any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects not to defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, then the Indemnified Party may pay, settle and defend such Third-Party Claim and seek indemnification for any and all Losses (subject to the limitations contained in this Agreement) (including attorneys’ fees) based upon, arising from or relating to such Third-Party Claim. The party conducting the defense of the Third-Party Claim in accordance with this Section 9.3 shall not, except with the prior written consent of such other party (which consent shall not be unreasonably conditioned, withheld or delayed), consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim unless the judgment or proposed settlement involves only the payment of monetary damages for which the Responsible Party is fully responsible and does not impose an injunction or other equitable relief or include an admission of wrongdoing. All settlements shall include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim and a statement that the settlement is not an admission of wrongdoing. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim with respect to the Indemnified Party, provided that in such event it shall waive any right to indemnity therefor by the Responsible

Party unless the Responsible Party shall have consented to such payment or settlement in writing.

(b) The Responsible Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that the Indemnified Party shall not be required to produce any records or information that would result in a loss of privilege or violate any confidentiality obligation.

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Responsible Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Responsible Party of its indemnification obligations, except and only to the extent that the Responsible Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of or describe all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Responsible Party shall have forty five (45) days after its receipt of such notice to respond in writing to such Direct Claim. During such 45-day period, the Indemnified Party shall allow the Responsible Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Responsible Party’s investigation by giving such information and assistance (including access to the premises and personnel of the Company and the right to examine and copy any accounts, documents or records) as the Responsible Party or any of its professional advisors may reasonably request; provided, however, that the Indemnified Party shall not be required to produce any records or information that would result in a loss of privilege or violate any confidentiality obligation. If the Responsible Party does not so respond within such 45-day period, then the Responsible Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of, or inaccuracy in, any of the representations and warranties in Section 3.9 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Section 6.10) shall be governed exclusively by Section 6.10 hereof.

(e) Notwithstanding anything to the contrary contained in this Agreement, with respect to any claim under Section 9.2(a)(vi)(A), the Company agrees to provide, and to cause its Affiliates to provide, commercially reasonable cooperation and assistance to Seller (at Seller’s sole cost), with respect to the administration of any warranty or other claim the Company may have against third parties (including its suppliers but excluding its customers), which assistance may include, but is not limited to, making product warranty claims against such third parties.

Section 9.4 Payments. Once a Loss is agreed to by the Responsible Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Responsible Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should a Responsible Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Responsible Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to Applicable Rate. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 9.5 Limitations on Indemnification Obligations. The rights to indemnification hereunder are subject to the following limitations:

(a) The amount of any and all Losses shall be (i) net of any amounts recovered by the Indemnified Party under insurance policies (other than any self-insurance programs) or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of expenses, including any deductible and any increase in premium (and retro premium adjustments) for such policies that the Indemnified Party can demonstrate relates directly to such Loss) (provided, that to the extent any such amount is recovered following the making of any indemnification payment hereunder, then a refund equal to the net amount of such recovery, net of reasonable expenses and other costs incurred in obtaining such recovery, will be made within ten (10) days after receipt of such amounts to the applicable indemnitor(s); provided that such refund shall not exceed the amount of the indemnity paid), and (ii) net of an amount equal to any net reduction in cash payments for Taxes actually realized by the Indemnified Party (determined on a “with and without” basis) in the taxable year of the Loss, any prior taxable year (other than a Pre-Closing Tax Period), or the taxable year immediately following the taxable year of the Loss as a result of such Loss. For the avoidance of doubt, for purposes of determining whether Purchaser has actually realized a net reduction in cash payments for Taxes, the parties shall take into account, and give effect to, any net decrease in available amortization deductions, after taking into account both the liability giving rise to a Loss and the treatment of the indemnity payment with respect to a Loss being treated as a reduction of the Purchase Price as provided in Section 9.7 hereof, for all taxable years, including all future taxable years determined on a net present value basis assuming (i) that such deduction would have been fully utilized in each taxable year in which it otherwise would have become available, (ii) a combined federal, state and local income tax rate equal to the marginal rate applicable in the year of the Loss, and (iii) a discount rate equal to the Applicable Rate in effect at the time such net reduction in cash payments for Taxes is actually realized. If any actual net reduction in cash payments for Taxes is realized by an Indemnified Party with respect to any Losses after the Responsible Party made an indemnity payment to the Indemnified Party with respect thereto, then the Indemnified Party shall promptly pay to the Responsible Party the amount (up to the amount of the Responsible Party’s prior payment to the Indemnified Party related thereto) of the net reduction, less, in the case of a net reduction that results in a Tax refund or credit, any out-of-pocket expenses and Taxes incurred in obtaining such Tax refund or credit.

(b) For purposes of determining whether any inaccuracy in, breach of, failure to perform or comply with, or Loss has occurred, or the amount of any such Loss, the representations, warranties, covenants and agreements of the parties set forth in this Agreement will be considered without regard to any materiality or Material Adverse Effect qualification set forth therein.

(c) The following limitations shall apply to Purchaser’s right to indemnity under this ARTICLE IX:

(i) Purchaser Indemnitees will not be entitled to recover for any individual Loss or series of related Losses pursuant to Section 9.2(a)(i) unless such Loss or series of related Losses equals or exceeds $20,000 (the “Mini Deductible”) in which case Purchaser Indemnitees shall only be entitled to recover Losses in excess of the Mini Deductible in respect of such Loss or series of related Losses, subject to the Deductible and Cap;

(ii) Purchaser Indemnitees will not be entitled to recover Losses pursuant to Section 9.2(a)(i) until the total amount which Purchaser Indemnitees would recover under Section 9.2(a)(i) but for this Section 9.5(c) (but accounting for all other provisions herein), exceeds $700,000 (the “Deductible”), in which case Purchaser Indemnitees shall only be entitled to recover Losses in excess of the Deductible; and

(iii) Purchaser Indemnitees will not be entitled to recover Losses pursuant to Section 9.2(a)(i), to the extent Seller’s aggregate liability hereunder for all such Losses would otherwise exceed $10,500,000 in the aggregate (“Cap”).

(d) The limitations set forth in Section 9.5(c) shall in no way apply to indemnification claims for Losses relating to or otherwise in respect of any Fundamental Representations, any Losses with respect to Taxes described in Section 9.2(a)(ii) or any Losses caused by actual fraud or willful misconduct.

(e) Notwithstanding anything to the contrary in this Agreement, in no event will Purchaser Indemnitees be entitled to recover Losses in excess of the Enterprise Value, except Losses relating to or otherwise in respect of any Fundamental Representations (excluding representations and warranties in Section 3.9 (Taxes) other than Section 3.9(f) (Taxes of Another Person)) or for any Losses caused by actual fraud or willful misconduct.

(f) Notwithstanding anything to the contrary contained herein, no party shall be liable to or otherwise responsible to any other party hereto or any Affiliate of any other party hereto for special or punitive damages or consequential damages (which may include, if applicable in a particular case, diminution in value damages based upon a multiple of earnings; provided, however, that no presumption should be made that diminution in value damages based upon a multiple of earnings is the appropriate measure of damages), except in the case of: (i) a party’s obligation to indemnify an Indemnified Party for amounts paid to a third party where such damages are awarded pursuant to a Third-Party Claim (or settlement thereof) that is subject to indemnification hereunder; (ii) Losses caused by actual fraud or willful misconduct; or (iii)

Losses based upon, arising out of, with respect to or by reason of any inaccuracy in, or breach of, the representations and warranties set forth in Section 3.5; it being understood that nothing in this Section 9.5(f) is intended to limit a party’s liability or responsibility for direct damages.

Section 9.6 Exclusive Remedy. From and after the Closing, notwithstanding anything contained in this Agreement to the contrary, and except in the case of actual fraud or willful misconduct, or any remedy provided for in Section 6.7(f), Section 6.10, Section 6.21, Section 6.22 or Section 10.12, (i) indemnification pursuant to the provisions of this ARTICLE IX shall be the sole and exclusive remedy for the parties hereto for any inaccuracy in, or breach of, any representation or warranty or failure to perform or comply with any covenant or agreement contained in this Agreement or in any certificate delivered pursuant hereto and (ii) making a claim under this ARTICLE IX shall be the sole and exclusive remedy available to Purchaser Indemnitees and Seller Indemnitees for any Loss, Losses or other amounts (including any relating to environmental, health or safety matters or Tax matters) arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby.

Section 9.7 Tax Treatment of Indemnification Payments. All indemnification payments under this ARTICLE IX shall be deemed adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.

Section 9.8 No Right of Contribution. Seller acknowledges and agrees that, upon and after the Closing, the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make the Purchaser Indemnitees or the Seller Indemnitees whole for or on account of any Losses or any inaccuracy in, or breach of, any representation or warranty or the failure to perform or comply with any covenant or agreement of Seller or the Company, and Seller shall not have any right of contribution against the Company.

ARTICLE X — MISCELLANEOUS

Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express mail or internationally-recognized overnight courier service, postage prepaid, and shall be deemed given when received, as follows:

If to Purchaser (or, if after the Closing, the Company):

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Attention: Chief Financial Officer

Telephone: 770-448-2193

Facsimile: 770-263-3582

with a copy to (which shall not constitute notice):

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Facsimile: 678-291-7808

Attention: General Counsel

If to Seller (or, prior to the Closing, the Company):

Office of General Counsel

American Greetings Corporation

One American Road

Cleveland, Ohio 44144-2398

Telephone: 216-252-7300

Facsimile: 216-252-6741

With a copy to: the Law Department at the same address.

with a copy to (if prior to the Closing) (which shall not constitute notice):

Benesch Friedlander Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, Ohio 44114

Facsimile: 216-363-4588

Attention: Gregg A. Eisenberg, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2 Exhibits and Disclosure Memorandum. All Exhibits and schedules hereto, including the Disclosure Memorandum are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in any section of the Disclosure Memorandum to this Agreement shall be deemed to have been included in all other sections of the Disclosure Memorandum as if fully written therein where it is reasonably apparent from the text of such disclosure, notwithstanding the omission of an appropriate cross reference thereto. Disclosure of any fact or item in any section of the Disclosure Memorandum shall not necessarily mean that such fact or item is material to the Company or was required to be so disclosed.

Section 10.3 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 10.4 Expenses. Except as otherwise set forth in this Agreement including Section 6.9, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 10.5 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of Ohio without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Ohio. In furtherance of the foregoing, the internal Law of the State of Ohio shall control the interpretation and construction of this Agreement (and all schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 10.6 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement and all covenants and agreements contained herein and rights, interests, duties and obligations hereunder may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases, Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in Sections 6.8, 9.2(a) and 9.2(b), this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, confirmed by the receiving party, shall be effective as delivery of an original copy of such signature page to this Agreement.

Section 10.8 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9 Entire Agreement. This Agreement (including the Disclosure Memorandum, Exhibits and the Schedule attached hereto) and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.10 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 10.11 No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party hereto.

Section 10.12 Specific Performance. Seller and Purchaser acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 10.13 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 10.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.15 Amendments. This Agreement may be amended, at any time prior to the Closing, by action taken by Seller and Purchaser. This Agreement (including the provisions of this Section 10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

ROCK-TENN COMPANY

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: EVP & General Counsel

A.G. INDUSTRIES, INC.

By:	/s/ Christopher W. Haffke
Name: Christopher W. Haffke
Title: Secretary

AMERICAN GREETINGS CORPORATION

By:	/s/ Erwin Weiss
Name: Erwin Weiss
Title: Senior Vice President